Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INTERNATIONAL ASSETS HOLDING CORPORATION,

INTERNATIONAL ASSETS ACQUISITION CORP.

AND

FCSTONE GROUP, INC.

DATED AS OF JULY 1, 2009

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

Exhibits:

A.	Support Agreement
B.	Option Agreement
C.	Governance Matters
D.	Amended and Restated Certificate of Incorporation of Parent
E.	Knowledge of the Company
F.	Knowledge of Parent

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 1, 2009 (this “Agreement”), by and among INTERNATIONAL ASSETS HOLDING CORPORATION, a Delaware corporation (“Parent”), INTERNATIONAL ASSETS ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and FCSTONE GROUP, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Parent, the Board of Directors of Merger Sub and the Board of Directors of the Company (the “Company Board”) have deemed it in the best interests of Parent, Merger Sub and the Company, respectively, and their respective members and stockholders that Parent, Merger Sub and the Company consummate the business combination and other transactions provided for herein; and

WHEREAS, the Board of Directors of Merger Sub and the Company Board have approved, in accordance with the Delaware General Corporation Law (the “DGCL”), this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”), all in accordance with the DGCL and upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Company Board has resolved to recommend to the Company’s stockholders the approval and adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger; and

WHEREAS, the Parent Board has resolved to recommend to the Parent’s stockholders the approval and adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, and the issuance of shares of Parent Common Stock as provided herein; and

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, as an inducement and condition to the entrance of the Company into this Agreement, the Parent agreed to deliver to the Company a support agreement in the form set forth in Exhibit A (the “Support Agreement”); executed by certain shareholders of Parent as designated therein;

WHEREAS, as an inducement and condition to the entrance of Parent into this Agreement, the Company agreed to deliver to the Parent an option agreement in the form set forth in Exhibit B (the “Option Agreement”), executed by Parent and the Company;

WHEREAS, terms used but not defined herein shall have the meanings set forth in Section 8.4 , unless otherwise noted.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

SECTION 1.2 Effective Time. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other date and time as Parent and the Company may mutually agree and include in the Certificate of Merger (the “Effective Time”).

SECTION 1.3 Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the rights, privileges, powers and franchises of each of the Company and Merger Sub, and all property, real, personal and mixed, and all debts due to each of the Company and Merger Sub on whatever account (including stock subscriptions and all other things in action) or belonging to each of such corporations shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

SECTION 1.5 Certificate of Incorporation; Bylaws; Directors and Officers.

(a) At the Effective Time, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such Certificate of Incorporation.

(b) At the Effective Time, the Bylaws of the Company shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such Bylaws.

(c) Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation’s Certificate of Incorporation and Bylaws, or as otherwise provided by applicable law.

(d) Immediately following the Effective Time, the members of the Board of Directors of Parent will be determined as set forth on Exhibit C and will serve until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be. Immediately following the Effective Time, the individuals set forth on Exhibit C will have the offices at Parent as set forth therein, until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be. In addition, certain other matters with respect to the Parent at the Effective Time are set forth on Exhibit C.

SECTION 1.6 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Merger Sub or the Company:

(a) Conversion of Company Common Stock. Each share of Company Common Stock (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.6(c)) will be converted into the right to receive 0.2950 (the “Exchange Ratio”) shares of fully paid and nonassessable Parent Common Stock (the “Merger Consideration”). As of the Effective Time, all shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.6(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b) Merger Sub Common Stock. Each share of Merger Sub’s common stock that is issued and outstanding immediately prior to the Effective Time (the “Merger Sub Common Stock”) shall be converted into one share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(c) Cancellation of Treasury Stock and Parent and Merger Sub-Owned Company Common Stock. All shares of Company Common Stock that are owned by the Company or any direct or indirect Subsidiary of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub or held in the treasury of the Company (other than shares held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(d) Adjustments to Prevent Dilution. In the event that either the Company or the Parent changes the number of shares of Company Common Stock or Parent Common Stock, or securities convertible or exchangeable into or exercisable for such shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration will be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company or the Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 1.7 Share Exchange.

(a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably satisfactory to the Company to act as exchange agent in the Merger (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of Shares, the Merger Consideration issuable pursuant to Section 1.6(a) in exchange for issued and outstanding Shares in the Merger pursuant to Section 1.6(a). Parent agrees to make available to the Exchange Agent from time to time, as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 1.10 and any dividends and other distributions pursuant to Section 1.9. The Exchange Agent shall invest any cash it so receives, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(b) At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of certificates representing ownership of the Shares outstanding immediately prior to the Effective Time (“Certificates”) shall cease to have rights with respect to such Shares, except as otherwise provided for herein or by applicable law. Merger Consideration issuable in the Merger shall be deemed to have been issued at the Effective Time. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the applicable Merger Consideration with respect to the Shares formerly represented thereby, any cash in lieu of fractional Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.10 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.9 without interest.

(c) As soon as reasonably practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Certificate(s), which immediately prior to the Effective Time represented outstanding Shares, whose Shares were converted into the right to receive Merger Consideration pursuant to Section 1.6(a) and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificate(s) to the Exchange Agent (or affidavits of loss in lieu of such Certificate(s) as required by Section 1.7(d)), and which letter shall be in such form and have such other provisions as the Exchange Agent may reasonably specify, and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions to which such holder is entitled pursuant to Section 1.9. Upon (x) in the case of shares of Company Common Stock represented by a Certificate, surrender of a Certificate to the Exchange Agent, or (y) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Shares shall be entitled to receive in exchange therefor (A) the whole number of shares of Merger Consideration that such holder has the right to receive pursuant to Section 1.6(a), and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to Sections 1.9 and 1.10 (after giving effect to any required tax withholdings from cash payments), and in each case the Shares so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to Sections 1.9 or 1.10.

(d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as to indemnify against any claim that may be made against it, the Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby, and any cash that such holder has the right to receive pursuant to Sections 1.9 or 1.10.

(e) If any share of Parent Common Stock is to be issued in a name other than the name of the holder registered in the transfer records of the Company for the corresponding Shares to be surrendered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer (or, if the Shares are held in book-entry form, there shall be proper evidence of such transfer or exchange), and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for Merger Consideration in any name other than that of the registered holder of the Shares surrendered, or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

SECTION 1.8 Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368(a)(1) of the Code and for the purpose of qualifying as a tax-free transaction for federal income tax purposes. The parties hereto agree to report the Merger as a tax-free reorganization under the provisions of Section 368(a) of the Code. None of the parties hereto will take or cause to be taken any action, or omit to take any action, that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the Code.

SECTION 1.9 Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate, and no cash payment that such holder has the right to receive pursuant to this Agreement, including cash in lieu of fractional shares of Parent Common Stock, shall be paid to any such holder pursuant to Section 1.10, until such holder shall surrender such Certificate in accordance with Section 1.7. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash that such holder has the right to receive pursuant to the provisions of this Agreement, including cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.10 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

SECTION 1.10 No Fractional Shares of Parent Common Stock.

(a) No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of Parent Common Stock.

(b) Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive from Parent, in lieu thereof, cash (without interest) in an amount equal to the product of (x) such fractional part of a share of Parent Common Stock multiplied by (y) the Parent Common Stock Market Value.

SECTION 1.11 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration, any dividends or distributions with respect thereto or any cash in lieu of fractional shares of Parent Common Stock, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to two (2) years after the Effective Time

(or immediately prior to such earlier date on which any Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable in lieu of fractional shares of Parent Common Stock pursuant to this Agreement, would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration, dividends or distributions in respect thereof or such cash shall, to the extent permitted by applicable Law, be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with the provisions of this Agreement shall thereafter look only to Parent only as general creditors thereof for satisfaction of their claims for the payment of such Merger Consideration, dividends or distributions in respect thereof or such cash (without any interest thereon).

SECTION 1.12 Withholding Rights. The Surviving Corporation, the Parent, and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation and/or the Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code “), or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or the Parent.

SECTION 1.13 Stock Options.

(a) At the Effective Time, all outstanding and unexercised employee and director options to purchase shares of Company Common Stock (each a “Company Option”) will cease to represent an option to purchase Company Common Stock and will be converted automatically into options to purchase Parent Common Stock (“Parent Options”), and Parent will assume each Company Option subject to its terms; provided, however, that after the Effective Time:

(i) The number of shares of Parent Common Stock that may be acquired upon exercise of each Company Option will equal the product of (x) the number of shares of Company Common Stock that could have been acquired under the Company Option immediately before the Effective Time and (y) the Exchange Ratio, rounded down to the nearest whole share; and

(ii) The per share exercise price for each Company Option will equal the quotient of (x) the per share exercise price of the Company Option immediately before the Effective Time and (y) the Exchange Ratio, rounded down to the nearest cent.

(b) Notwithstanding the foregoing, (i) the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with any applicable requirements of Section 409A of the Code and (ii) in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions (including applicable vesting requirements and any accelerated vesting thereof) as were applicable under such Company Option immediately prior to the Effective Time (after giving effect to any rights resulting from the transactions contemplated under this Agreement pursuant to the Company Option Plan and the award agreements thereunder).

SECTION 1.14 Time and Place of Closing. Unless otherwise mutually agreed upon in writing by Parent and the Company, the closing of the Merger (the “Closing”) will be held at the offices of Stinson Morrison Hecker LLP, Kansas City, Missouri, at 10:00 a.m., local time, no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”). If the conditions set forth in Article VI are satisfied or waived during the two weeks immediately prior to the end of a fiscal quarter of Parent, then Parent may postpone the Closing until the first full week after the end of that fiscal quarter.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in (x) the Disclosure Schedule delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), subject to Section 8.15, or in (y) any Parent SEC Reports (as defined in Section 2.6(a)) filed or furnished after September 30, 2006 and publicly available prior to the date of this Agreement to the extent any disclosure included therein would be readily apparent as an exception to any representation or warranty contained herein, but excluding any forward-looking statements contained in such Parent SEC Reports, Parent hereby represents and warrants on behalf of itself and its Subsidiaries to the Company as follows:

SECTION 2.1 Organization and Qualification. Parent and each of its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or limited liability company power and authority necessary to own, possess, license, operate or lease the properties that it purports to own, possess, license, operate or lease and to carry on its business as it is now being conducted. Parent and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for any such failure which, when taken together with all other such failures, would not result in a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of the Parent’s and its Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Section 2.1 of the Parent Disclosure Schedule contains a correct and complete list of each Subsidiary of Parent and of each jurisdiction where Parent and its Subsidiaries are organized and qualified to do business.

SECTION 2.2 Capitalization. The authorized capital stock of Parent consists of (i) 17,000,000 shares of Common Stock, par value $0.01, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). As of the date of this Agreement: (A) 9,106,009 shares of Parent Common Stock were issued and outstanding; (B) 11,257 shares of Parent Common Stock were held by Parent as treasury stock; (C) no shares of Parent Preferred Stock were issued and outstanding; (D) 938,695 shares of Parent Common Stock were reserved for grants of Parent Options under the Parent Option Plan; and (E) all Parent Options were granted under the Parent Option Plan and not under any other plan, program or agreement (other than any individual award agreements made pursuant to the Parent Option Plan, forms of which have been made available to the Company). The shares of Parent Common Stock issuable pursuant to the Parent Option Plan have been duly reserved for issuance by Parent, and upon any issuance of such shares in accordance with the terms of the Parent Option Plan, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. All outstanding shares of Parent Common Stock are, and all shares which may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. Except as disclosed in Section 2.2 of the Parent Disclosure Schedule, there are (i) no other options, puts, calls, warrants or other rights, agreements, arrangements, restrictions, or commitments of any character obligating Parent or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in Parent or any securities convertible into or exchangeable for any capital stock or other equity interests, including restricted stock, restricted stock units and similar securities, or any debt securities of Parent or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) and (ii) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Parent may vote (whether or not dependent on conversion or other trigger event). Except as disclosed in Section 2.2 of the Parent Disclosure Schedule, there are no existing registration covenants with respect to Parent Common Stock or any other securities of Parent and its Subsidiaries. Section 2.2 of the Parent Disclosure Schedule sets forth a correct and complete list of each Parent Option outstanding as of the date of this Agreement, including the holder, date of grant, exercise price, if applicable, vesting schedule and number of shares of Parent Common Stock subject thereto. No stockholder is a party to or holds shares of Parent Common Stock bound by or subject to any voting agreement, voting trust, proxy or similar arrangement to which Parent is also a party. Each Parent Option was (A) granted in compliance with all applicable Laws and all of the terms and conditions of the Parent Option Plan pursuant to which it was issued, (B) has an exercise price per share of Parent Common Stock equal to or greater than the fair market value of a share of Parent Common Stock on the date of such grant, (C) has a grant date identical to the date on which the Parent Board or compensation committee actually awarded such Parent Option, and (D) qualifies for the tax and accounting treatment afforded to such Parent Option in the Parent’s Tax Returns and the Parent’s financial statements, respectively.

SECTION 2.3 Subsidiaries. Each Subsidiary of Parent is identified in Section 2.3 of the Parent Disclosure Schedule. All the outstanding equity interests of each Subsidiary of Parent are owned by Parent, by another wholly-owned Subsidiary of Parent or by Parent and another wholly-owned Subsidiary of Parent, free and clear of all Liens except as set forth in Section 2.3 of the Parent

Disclosure Schedule. All of the capital stock or other equity interests of each Subsidiary of Parent has been duly authorized and is validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. There are no proxies or voting agreements with respect to any shares of capital stock or other equity interests of any such Subsidiary. Except as set forth in Section 2.3 of Parent Disclosure Schedule and except for the ownership of the Subsidiaries of Parent, neither Parent nor any Subsidiary of Parent, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity.

SECTION 2.4 Authority. Parent has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Parent Stockholder Approval, to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of Parent, and, subject to obtaining the Parent Stockholder Approval, no other corporate action is necessary for the execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, except as (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 2.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 2.5(a) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the certificate or articles of incorporation or bylaws of Parent or the comparable organizational documents of any of its Subsidiaries, (ii) subject to the requirements, filings, consents and approvals referred to in Section 2.5(b), result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a Lien, except for Parent Permitted Liens, on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any Parent Material Contract, or (iii) subject to the requirements, filings, consents and approvals referred to in Section 2.5(b), violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, Permit or Laws applicable to Parent or any of its Subsidiaries or by which any of their respective properties are bound or subject except in the case of clause (ii), as individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b) Except for applicable requirements of the Exchange Act and the Securities Act, including the filing of the Joint Proxy Statement/Prospectus, the pre-merger notification requirements of the HSR Act and the expiration or termination of any applicable waiting period thereunder, and filing of the Certificate of Merger under the DGCL, and except the filing of amended registration forms with the applicable Governmental Entities, approval by each Self Regulatory Organization of which Parent and each Subsidiary of Parent is a member, and such other actions, as in each case set forth in Section 2.5(b) of the Parent Disclosure Schedule, Parent and its Subsidiaries are not required to prepare or submit any application, notice, report or other filing material to the business of Parent and its Subsidiaries, taken as a whole, or obtain any consent, authorization, approval, registration or confirmation from any Governmental Entity or from any third party, in connection with the execution, delivery or performance of this Agreement by Parent and the consummation of the transactions contemplated hereby.

SECTION 2.6 SEC Filings; Financial Statements.

(a) Except as set forth in Section 2.6(a) of the Parent Disclosure Schedule, Parent has timely filed or furnished, as applicable, all forms, statements, certifications, reports, documents, proxy statements and exhibits and any amendments thereto required to be filed by Parent with the SEC since October 1, 2006 (collectively with all forms, reports, statements, documents, proxy statements and exhibits filed or furnished subsequent to the date of this Agreement, and any amendments thereto, the “Parent SEC Reports”). The Parent SEC Reports (i) complied in all material respects, or, if not yet filed or furnished, will comply, as of their respective dates of filing with the SEC, with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and (ii) did not at the time they were filed and do not, as amended and supplemented, if applicable, or, if not yet filed or furnished, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Schedule 2.6(a) of the Parent Disclosure Schedule, none of Parent’s Subsidiaries is required to file any form, report, proxy statement or other document with the SEC.

(b) Except as set forth in Section 2.6(b) of the Parent Disclosure Schedule, the consolidated financial statements contained in the Parent SEC Reports complied, as of their respective dates of filing with the SEC, and the consolidated financial statements contained in the Parent SEC Reports filed with the SEC after the date of this Agreement will comply as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and have been, and the consolidated financial statements contained in the Parent SEC Reports filed after the date of this Agreement will be, prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q under the Exchange Act and except as may be indicated in the notes thereto) consistently applied during the periods involved, and fairly present, and the financial statements contained in the Parent SEC Reports filed after the date of this Agreement will fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods indicated, except in the case of unaudited quarterly financial statements that were or are subject to normal and recurring non-material year-end adjustments. Except as set forth on Section 2.6(b) of the Parent Disclosure Schedule, there are no material off balance sheet arrangements, within the meaning of Item 303 of Regulation S-K of the SEC, to which Parent or any of its Subsidiaries is a party or by which any of its assets is bound which is not disclosed in the consolidated financial statements contained in the Parent SEC Reports.

(c) Except as set forth in Section 2.6(c) of the Parent Disclosure Schedule and except for those liabilities and obligations that are reflected or reserved against on the statement of financial condition dated September 30, 2008, contained in Parent’s Annual Report on Form 10-K for the year ended September 30, 2008, or in the footnotes to such statement of financial condition, neither Parent nor any of its Subsidiaries has any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown or otherwise), except for (i) liabilities or obligations incurred since September 30, 2008, in the Parent’s Ordinary Course of Business, none of which has had or is likely to have a Parent Material Adverse Effect, (ii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement, (iii) obligations specifically set forth in this Agreement and (iv) liabilities that, individually or in the aggregate, are immaterial to the financial condition or operating results of Parent and its Subsidiaries, taken as a whole.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and audit committee of the Parent Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available to the Company (i) a summary of any such disclosure made by management to Parent’s auditors and audit committee since October 1, 2006, and (ii) any communication since October 1, 2006, made by management or Parent’s auditors to the audit committee required or contemplated by the audit committee’s charter or the professional standards of the Public Company Accounting Oversight Board. Since October 1, 2006, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Parent employees regarding questionable accounting or auditing matters, have been received by Parent. Parent has made available to the Company a summary of all complaints or concerns relating to other matters made since October 1, 2006, through Parent’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent’s chief legal officer, audit committee (or other committee designated for the purpose) of the Parent Board or the Parent Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Parent policy contemplating such reporting, including in instances not required by those rules.

(e) Parent has devised and maintained systems of internal accounting controls that are sufficient to be in compliance, in all material respects, with applicable Laws.

(f) Parent has heretofore furnished the Company with its Regulatory Accounting Reports and Regulatory Accounting Reports filed by any Subsidiary after October 1, 2006 and prior to the date hereof.

SECTION 2.7 Absence of Certain Changes or Events. Since September 30, 2008, except as expressly contemplated by this Agreement or as set forth in Section 2.7 of the Parent Disclosure Schedule, there has not been:

(a) any effect, change, fact, event, occurrence or circumstance that, individually or in the aggregate, would have a Parent Material Adverse Effect; or

(b) any event, action or occurrence taken on or prior to the date hereof, that, if taken after the date hereof without the consent of the Company, would violate any of the provisions of Section 4.2.

SECTION 2.8 Litigation. Except as disclosed in Section 2.8 of the Parent Disclosure Schedule, there are no material claims, actions, suits, arbitrations, grievances, proceedings or investigations (collectively “Proceedings”) pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or rights, or any of their respective officers or directors in their capacity as such, before any Governmental Entity, nor any internal investigations (other than investigations in the ordinary course of Parent’s or any of its Subsidiaries’ compliance programs) being conducted by Parent or any of its Subsidiaries nor have any acts of alleged misconduct by Parent or any of its Subsidiaries been reported to Parent. Except as disclosed in Section 2.8 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree of any Governmental Entity material to the conduct of the businesses of Parent or its Subsidiaries.

SECTION 2.9 Employee Benefit Plans.

(a) Section 2.9(a) of the Parent Disclosure Schedule sets forth a list of all employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, other cash or stock-based incentive, profit sharing, savings, retirement, disability, insurance, severance, termination, retention, vacation, deferred compensation and other similar fringe or employee benefit plans, programs, policies, agreements or arrangements sponsored, maintained, contributed to or required to be contributed to, or entered into by Parent or any other entity, whether or not incorporated, that together with Parent would be deemed a “single employer” for purposes of Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) for the benefit of, or relating to, any current or former employee, director or other independent contractor of, or consultant to, Parent or any of its Subsidiaries to which Parent or any Subsidiary has any liability (together, the “Parent Employee Plans”). Section 2.9(a) of the Parent Disclosure Schedule separately lists each Parent Employee Plan that is maintained outside of the United States primarily for the benefit of employees working outside of the United States (each, a “Non-U.S. Parent Employee Plan”).

(b) Parent has made available to the Company true and complete copies of (i) all Parent Employee Plans, together with all amendments thereto, (ii) the latest Internal Revenue Service determination letters obtained with respect to any Parent Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, (iii) the two most recent annual actuarial valuation reports, if any, (iv) the two most recently filed Forms 5500 together with all related schedules, if any, (v) the “summary plan description” (as defined in ERISA), if any, and all modifications thereto communicated to employees, (vi) any trust documents or other funding vehicles, and (vii) the two most recent annual and periodic accountings of related plan assets.

(c) Neither Parent nor any of its Subsidiaries nor any of their respective directors, officers, employees or agents has, with respect to any Parent Employee Plan, engaged in or been a party to any “prohibited transaction”(as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to Parent or any of its Subsidiaries or any Parent Employee Plan except for any penalty or Tax that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) All Parent Employee Plans have been approved and administered in accordance with their terms and are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Parent Employee Plans, including, but not limited to, ERISA and the Code. All Parent Employee Plans providing deferred compensation or benefits subject to Section 409A of the Code were, between January 1, 2005 and December 31, 2008, operated in compliance with the plan’s terms, to the extent consistent with Section 409A, and the applicable guidance issued by the Internal Revenue Service and the Department of the Treasury, including Notice 2005-1, and to the extent an issue was not addressed in Notice 2005-1 or other applicable guidance, each applicable Parent Employee Plan was operated between January 1, 2005 and December 31, 2008 by applying reasonable, good faith interpretation of Section 409A of the Code.

(e) There are no pending or, to the knowledge of Parent, threatened material claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Parent Employee Plans, or the assets of any trust for any Parent Employee Plan.

(f) Each Parent Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received either a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service to such effect or (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder.

(g) All contributions or payments required to be made or accrued before the Effective Time under the terms of any Parent Employee Plan will have been made by the Effective Time and all obligations in respect of each Parent Employee Plan have been properly accrued and reflected in the Parent’s financial statements.

(h) Except as set forth in Section 2.9(h) of the Parent Disclosure Schedule, neither Parent nor any of its ERISA Affiliates contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any Pension Plan. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guarantee Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed by Parent for any Pension Plan or by an ERISA Affiliate of Parent within the 12-month period ending on the date hereof or will be required to be filed by Parent in connection with the transaction contemplated by this Agreement. No notices have been required to be sent by Parent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate of Parent has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate of Parent has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate of Parent has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. Neither Parent nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Except as set forth in Section 2.9(h) of the Parent Disclosure Schedule, under each Pension Plan of Parent or of its Subsidiaries which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Plan since the last day of the most recent plan year.

(i) Except as set forth in Section 2.9(i) of the Parent Disclosure Schedule, no Parent Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Parent or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law.

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(j) Except as set forth in Section 2.9(j) of the Parent Disclosure Schedule or as may be prohibited by applicable Law, no condition exists that would prevent Parent or any of its Subsidiaries from amending or terminating any Parent Employee Plan providing health or medical benefits in respect of any active employee of Parent or any of its Subsidiaries in accordance with such Parent Employee Plan’s terms.

(k) Except as set forth in Section 2.9(k)(i) through (v) of the Parent Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, director or officer of Parent or any of its Subsidiaries to severance pay or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer, (iii) require Parent to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment or benefit, (iv) limit or restrict the right of Parent, its Subsidiaries or, after the consummation of the transactions contemplated hereby, the Surviving Corporation to merge, amend or terminate any of the Parent Employee Plans, or (v) result in payments under any of the Parent Employee Plans which would not be deductible under Section 280G of the Code.

(l) All Non-U.S. Parent Employee Plans comply in all material respects with applicable local Law. Parent and its Subsidiaries have no material unfunded liabilities with respect to any Non-U.S. Parent Employee Plan.

SECTION 2.10 Information Supplied. None of the information to be supplied by Parent or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus contemplated by Section 5.1 will, on the date such document is filed and on the date it is first published, sent or given to the holders of Company Common Stock, and at the time of the meeting of the Company’s stockholders to consider and vote upon the Merger Agreement (the “Company Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Company Stockholders’ Meeting, any event with respect to Parent or any of its Subsidiaries, or with respect to information supplied by Parent or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus, shall occur which is required to be described in an amendment of, or supplement to, such Joint Proxy Statement/Prospectus such event shall be so described by Parent and promptly provided to the Company. All documents that Parent or its Subsidiaries are responsible for filing with the SEC in connection with the transactions contemplated hereby, to the extent relating to the Parent or its Subsidiaries or other information supplied by the Parent or its Subsidiaries for inclusion or incorporation by reference therein, will comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any federal, state, provincial, local and foreign government, governmental, quasi-governmental, supranational, regulatory or administrative authority, agency, commission or any court, tribunal, or judicial or arbitral body including, without limitation, the CFTC, the NFA, the FINRA, the U.S. Department of Agriculture, all U.S. futures exchanges and any Self Regulatory Organization (each, a “Governmental Entity”), will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to the information supplied or to be supplied by or on behalf of the Company or its Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

SECTION 2.11 Conduct of Business; Compliance with Laws.

(a) Except as disclosed in Section 2.11(a) of the Parent Disclosure Schedule, the business of Parent and each of its Subsidiaries is not being (and, since October 1, 2006, has not been) conducted (i) in default or violation of any term, condition or provision of the certificate or articles of incorporation or bylaws of Parent or the comparable charter documents or Bylaws of any of its Subsidiaries, or (ii) in material default or violation of (X) any Parent Material Contract or (Y) any Laws applicable to Parent or any of its Subsidiaries or their respective businesses and material to the business of Parent and its Subsidiaries, taken as a whole.

(b) Without limiting the generality of the preceding paragraph (a), since October 1, 2006, Parent, its Subsidiaries and each of their employees and, to the knowledge of Parent, third party brokers with which Parent or its Subsidiaries transact business:

(i) has complied in all material respects with all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders and decrees applicable to its business or to the employees thereof and with the applicable rules of all Self Regulatory Organizations including (A) all applicable regulatory net capital requirements, including the “early warning” provisions, (B) the provisions of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and (C) the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) and the rules and regulations thereunder;

(ii) is not the subject of any pending or, to Parent’s knowledge, any threatened, investigation, review or disciplinary proceedings of any Government Entity or Self Regulatory Organization that relates to Parent and its Subsidiaries or any of their respective directors, officers or employees, except as disclosed in Section 2.11(b) of the Parent Disclosure Schedule; and

(iii) has all material Memberships and has made all material notifications, registrations, certifications and filings with all Governmental Entities necessary for the operation of Parent’s business, as currently conducted.

(c) Section 2.11(c) of the Parent Disclosure Schedule lists each current registration of each Subsidiary of Parent with respect to its business as (i) a broker-dealer with the SEC, the securities commission or similar authority of any state and any Self Regulatory Organization and (ii) as a futures commission merchant, introducing broker or commodity pool operator with the CFTC and any Self Regulatory Organization. Each such registration is in full force and effect. Parent has made available to the Company a true and complete copy of each currently effective Form BD as filed with the SEC, currently effective Form 7-R registration as filed with the CFTC, and Form 1-FRs and annual audits and all other material reports filed with the CFTC or any Self Regulatory Organization within the last two years, and will make available to the Company such material forms and reports as are filed from and after the date hereof and prior to the Closing Date. To Parent’s knowledge, the information contained in such forms and reports was true and complete in all material respects as of the time of filing.

(d) Neither Parent nor any Subsidiary of Parent is subject to registration under the Investment Advisers Act or the Investment Company Act. Except as set forth in Section 2.11(d) of the Parent Disclosure Schedule, neither Parent nor any Subsidiary of Parent is, or has been during the past two years, an “investment adviser” or a “commodity trading advisor” within the meaning of the Investment Advisers Act and the Commodity Exchange Act, respectively, required to be registered, licensed or qualified as an investment adviser under the Investment Advisers Act or a commodity trading advisor under the Commodity Exchange Act.

(e) Neither Parent nor any Subsidiary of Parent is subject to regulation by the Federal Energy Regulatory Commission under the Federal Power Act, as amended, the Natural Gas Act, as amended, or the Natural Gas Policy Act, as amended, or to regulation by any state Governmental Entity under any comparable state statute or regulation.

(f) Except as set forth in Section 2.11(f) of the Parent Disclosure Schedule, neither Parent nor any Subsidiary of Parent is subject to regulation by any Governmental Entity with respect to any activities of Parent or any of its Subsidiaries related to the purchase, sale, transportation or storage of grain or any other agricultural commodities.

SECTION 2.12 Customer Accounts; Reports; Registrations.

(a) Except as set forth on Section 2.12(a) of the Parent Disclosure Schedule, no Customer Balances deposited by or held with Parent or any of its Subsidiaries is beneficially owned or controlled by Parent or any of its employees, except in material compliance with and as necessary to meet the requirements of applicable Governmental Entities and except to the extent that such ownership or control would not have a Parent Material Adverse Effect.

(b) Except as set forth on Section 2.12(b) of the Parent Disclosure Schedule and except where such failure to file would not, individually or in the aggregate, have a Parent Material Adverse Effect, Parent has filed all reports and filings, together with any amendments required to be made with respect thereto, concerning Parent or any of its Subsidiaries that were required to be filed with any Governmental Entity (all such reports and filings being collectively referred to herein as the “Parent SRO Reports”) since October 1, 2006. Except as set forth on Section 2.12(b) of the Parent Disclosure Schedule, each of the Parent SRO Reports, when filed, if any, complied in all material respects with applicable Laws.

(c) Except as set forth on Section 2.12(c) of the Parent Disclosure Schedule and except where such act or fact, individually or in the aggregate, would not have a Parent Material Adverse Effect:

(i) Parent, its Subsidiaries, and each of their respective employees or principals (as defined under the Commodity Exchange Act), is not reasonably likely to be subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, and is not reasonably likely to be subject to any of the provisions of Section 8a of the Commodity Exchange Act that would permit the CFTC to refuse to register or to suspend or revoke its registration;

(ii) neither Parent nor any of its Subsidiaries has at any time since January 1, 2006, entered into or been subject to any Order or any other material prohibition or, as of the date hereof, received any notice of the institution against it of any civil, criminal or administrative action, suit, proceeding or investigation from any Governmental Entity; and

(iii) neither Parent nor any of its Subsidiaries has at any time since January 1, 2006, received any sanction or extraordinary supervisory letter from, or adopted any board resolutions at the request of, any Governmental Entity (each such item referred to in this Section 2.12(c)(iii), a “Regulatory Order”) that restricts in any material respect the conduct of the business of Parent, or in any manner relates to its capital adequacy, credit policies or management relating to the business of Parent, other than any Regulatory Order applicable to all similarly situated Persons subject to such supervision or regulation.

(d) Neither Parent nor any of its Subsidiaries guarantees any introducing broker or local floor trader except as set forth on Section 2.12(d) of the Parent Disclosure Schedule.

SECTION 2.13 Taxes. Except as set forth in Section 2.13 of the Parent Disclosure Schedule:

(a) each of Parent and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it (taking into account extensions of time in which to file), and all such Tax Returns are true, correct and complete in all material respects;

(b) each of Parent and its Subsidiaries has timely paid all material Taxes required to be paid by it (whether or not shown due on any Tax Return);

(c) each of Parent and its Subsidiaries has made adequate provision in the consolidated financial statements contained in the Parent SEC Reports discussed in Section 2.6(b) (in accordance with GAAP) for all Taxes of Parent and its Subsidiaries not yet due;

(d) each of Parent and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over by it, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(e) no pending or threatened audit, proceeding, examination or litigation or similar claim has been commenced or is presently pending with respect to any Taxes or Tax Return of Parent or any of its Subsidiaries;

(f) there are not any unresolved questions or claims concerning Parent’s or any of its Subsidiaries’ Tax liability that, individually or in the aggregate, would have a Parent Material Adverse Effect and are not disclosed or provided for in the Parent SEC Reports.

(g) no written claim has been made by any tax authority in a jurisdiction where any of Parent or its Subsidiaries does not file a Tax Return that Parent or any of its Subsidiaries is or may be subject to material taxation in that jurisdiction;

(h) no material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against Parent or any of its Subsidiaries;

(i) no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Parent or any of its Subsidiaries, and no power of attorney granted by either Parent or any of its Subsidiaries with respect to any material Taxes, is currently pending or in force; and

(j) neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of any material amount of Taxes imposed on or with respect to any individual or other person, and neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is Parent) or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

(k) The federal income Tax Returns of Parent and its Subsidiaries have been examined by and settled with the Internal Revenue Service (or the applicable statutes of limitation have lapsed) for all years through December 31, 2003. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(l) Neither Parent nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) and neither Parent nor any of its Subsidiaries has been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code.

(m) There are no material Liens for Taxes upon the assets or properties of Parent or any of its Subsidiaries, except for Liens which arise by operation of Law with respect to current Taxes not yet due and payable.

(n) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the tax year of the most recently filed U.S. federal income Tax Return of Parent as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), entered into on or prior to the Closing Date, or (C) ruling received from the Internal Revenue Service.

(o) Parent has previously delivered or made available to the Company complete and accurate copies of (A) all audit reports, letter rulings, technical advice memoranda and similar documents issued by any tax authority relating to the U.S. federal, state, local or foreign Taxes due from or with respect to Parent and its Subsidiaries that have continuing applicability or were issued in the last three years, and (B) any closing agreements entered into by any of Parent and its Subsidiaries with any tax authority in each case existing on the date hereof.

(p) Neither Parent nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q) Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation”(within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement.

SECTION 2.14 Environmental Matters.

(a) Except as disclosed in Section 2.14(a) of the Parent Disclosure Schedule, Parent and each of its Subsidiaries is and has at all times been in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by Parent and each of its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). Except as disclosed in Section 2.14(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that Parent or any of its Subsidiaries is not in such compliance, and, to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future.

(b) Except as set forth in Section 2.14(b) of the Parent Disclosure Schedule, there is no Environmental Claim pending or threatened against Parent or any of its Subsidiaries or, to the knowledge of Parent, against any Person whose liability for any Environmental Claim Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law. Neither Parent nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Materials.

(c) Except as disclosed in Section 2.14(c) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability or obligations pursuant to any Environmental Law or otherwise relating to any Hazardous Materials.

(d) Except as disclosed in Section 2.14(d) of the Parent Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Materials which could form the basis of any Environmental Claim or result in liability against Parent or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim Parent has or may have retained or assumed either contractually or by operation of law.

(e) Parent has made available to the Company true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed by Parent or any of its Subsidiaries which have been prepared pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated, occupied or leased by Parent or any of its Subsidiaries, or regarding Parent’s or any of its Subsidiaries’ compliance with or potential liability under any applicable Environmental Laws.

SECTION 2.15 Real Property; Title to Assets; Liens.

(a) Leased Real Property.

(i) Set forth in Section 2.15(a) of the Parent Disclosure Schedule is a list of all real property leased by Parent or any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, each of the leases relating to Parent Leased Real Property is a valid and subsisting leasehold interest of Parent or any of its Subsidiaries, is a valid and binding obligation of Parent or one of its Subsidiaries and each other party thereto, enforceable against Parent or one of its Subsidiaries and each other party thereto in accordance with its terms;

(ii) except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, there are no disputes with respect to any Parent Real Property Lease; and neither Parent nor, to the knowledge of Parent, any other party to each Parent Real Property Lease is in breach or default under such Parent Real Property Lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Parent Real Property Lease;

(iii) except as disclosed on Section 2.15(a)(iii) of the Parent Disclosure Schedule, no consent by the landlord under the Parent Real Property Leases is required in connection with the consummation of the transaction contemplated herein; and

(iv) none of the Parent Leased Real Property has been pledged or assigned by Parent or any of its Subsidiaries or is subject to any Liens (other than pursuant to this Agreement or Parent Permitted Liens).

(b) Owned Real Property. Section 2.15(b) of the Parent Disclosure Schedule sets forth a true, correct and complete list of the real property owned by either Parent or any of its Subsidiaries (“Parent Owned Real Property”). Except as specified on Section 2.15(b) of the Parent Disclosure Schedule, Parent or one of its Subsidiaries has valid and marketable fee simple title to the Parent Owned Real Property free and clear of all Liens, except Parent Permitted Liens.

(c) Personal Property. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, each of Parent and its Subsidiaries has good and marketable fee title to, or, in the case of leased assets, has good and valid leasehold interests in, all of its other tangible and intangible assets, used or held for use in, or which are necessary to conduct, the respective business of Parent and its Subsidiaries as currently conducted, free and clear of any Liens, except Parent Permitted Liens.

SECTION 2.16 Intellectual Property. All registrations and applications relating to Intellectual Property Rights owned or used by Parent or any of its Subsidiaries are set forth in Section 2.16 of the Parent Disclosure Schedule, and such Intellectual Property Rights are valid and enforceable. Except as disclosed in Section 2.16 of the Parent Disclosure Schedule: (a) Parent or its Subsidiaries are the sole and exclusive owner of all right, title and interest in or have valid and enforceable rights to use, by license or other agreements, all of the Intellectual Property Rights that are currently used in the conduct of the business of the Company and its Subsidiaries, except where the failure to own or possess such Intellectual Property Rights would not, individually or in the aggregate, have a Parent Material Adverse Effect; (b) no Proceeding has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or is threatened in writing by any third Person with respect to any Intellectual Property Rights owned, licensed or used by Parent or its Subsidiaries or the business of Parent and its Subsidiaries as currently conducted, including any claim or suit that alleges that any such conduct or Intellectual Property Right infringes, impairs, dilutes or otherwise violates the rights of others, and none of Parent or its Subsidiaries is subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third party’s Intellectual Property Rights, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect; (c) none of Parent or its Subsidiaries is aware of, or has threatened or initiated, any claim or action against any third party with respect to any Intellectual Property Rights, except for those claims or actions that would not, individually or in the aggregate, have a Parent Material Adverse Effect; and (d) Parent and its Subsidiaries have no knowledge of any conflict with or infringements of any Intellectual Property Rights of any third party which would, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 2.17 Material Contracts.

(a) Except as set forth in Section 2.17 of the Parent Disclosure Schedule, and except for contracts for the purchase or sale of physical commodities, securities, currencies, option, forward, futures and similar contracts incurred or entered into with or on behalf of customers in Parent’s Ordinary Course of Business, contracts for the provision of risk management services incurred or entered into with or on behalf of customers in Parent’s Ordinary Course of Business, and contracts entered into in accordance with Section 4.2, neither Parent nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as defined in Item 601(b) (10) of Regulation S-K of the SEC);

(ii) any contract or agreement for the purchase of materials or personal property from any supplier or for the furnishing of services to Parent or any of its Subsidiaries that involves future aggregate annual payments by Parent or any of its Subsidiaries of $250,000 or more;

(iii) any contract or agreement for the sale, license or lease (as lessor) by Parent or any of its Subsidiaries of services, materials, products, supplies or other assets, owned or leased by Parent or any of its Subsidiaries, that involves future aggregate annual payments to Parent or any of its Subsidiaries of $500,000 or more;

(iv) any contract that results, or is expected to result, in annual revenues to Parent in excess of $500,000;

(v) any non-competition agreement or any other agreement or obligation which purports to limit Parent or any of its Affiliates from conducting its business as currently conducted;

(vi) (A) any contract, including any employment, compensation, incentive, retirement, loan or severance arrangements, with any director or executive officer of Parent or any Subsidiary of Parent, or (B) any contract, including any employment, compensation, incentive, retirement, loan or severance arrangements, with any other officer or employee of Parent or any Subsidiary of Parent that requires future aggregate annual payments by Parent or any of its Subsidiaries of $200,000 or more;

(vii) any contract, including any consulting, compensation, incentive, loan, or other arrangement, with any consultant, sales representative, or introducing broker retained or contracted with by Parent or any Subsidiary of Parent that requires future aggregate annual payments by Parent or any of its Subsidiaries of $200,000 or more;

(viii) any joint venture, product development, research and development and limited partnership agreements or arrangements involving a sharing of profits, losses, costs or liabilities by Parent or any of its Subsidiaries with any other Person;

(ix) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing or guarantee of money or extension of credit in any case in excess of $1,000,000;

(x) any standby letter of credit, performance or payment bond, guarantee arrangement or surety bond of any nature involving amounts in excess of $1,000,000;

(xi) other contracts involving annual payments made to or by Parent or any of its Subsidiaries in excess of $500,000;

(xii) any contract for the sale of any of the assets of Parent or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, for consideration in excess of $250,000 individually, or $500,000 in the aggregate;

(xiii) any contract relating to the ownership, management or control of any Person in which Parent or a Subsidiary of Parent owns any equity interest other than direct and indirect wholly owned Subsidiaries of Parent or another Subsidiary of Parent;

(xiv) any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes;

(xv) any contract, agreement, license or arrangement (A) granting or obtaining any right to use any material Intellectual Property Rights (other than contracts, agreements, licenses or arrangements granting rights to use readily available commercial Software having an acquisition price of less than $250,000 per contract, agreements, license or arrangement) or (B) restricting Parent’s right, or permitting third Persons to use, any material Intellectual Property Rights.

The foregoing contracts and agreements to which Parent or any of its Subsidiaries is a party or is bound are collectively referred to herein as “Parent Material Contracts.”

(b) (i) Each Parent Material Contract is valid and binding on Parent or one of its Subsidiaries and each other party thereto, and is in full force and effect, (ii) Parent or one of its Subsidiaries, as applicable, and, to the knowledge of Parent, each other party thereto, has performed all material obligations required to be performed by it to date under each Parent Material Contract; or (iii) neither Parent nor any of its Subsidiaries, as applicable, nor, to the knowledge of Parent, any other party thereto, has violated or defaulted in any material respect or terminated, nor has Parent or any of its Subsidiaries, as applicable, nor, to the knowledge of Parent, any other party thereto, given or received notice of, any material violation or default or any termination under (nor, to the knowledge of Parent, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation, default or termination under) any Parent Material Contract. Parent has provided, or made available, to the Company true and correct copies of each of the Parent Material Contracts.

SECTION 2.18 Insurance. Section 2.18 of the Parent Disclosure Schedule sets forth a true and complete list of all of the Insurance Policies of Parent and its Subsidiaries as of the date hereof (the “Parent Insurance Policies”). Each Parent Insurance Policy is in full force and effect and is valid, outstanding and enforceable, except where any failure to be in effect would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as disclosed in Section 2.18 of the Parent Disclosure Schedule, none of the Parent Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement, except where any such termination or lapse would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has complied with the provisions of each Parent Insurance Policy under which it is the insured party, except where any failure to comply would not, individually or in the aggregate, have a Parent Material Adverse Effect. Since October 1, 2006, no insurer under any Parent Insurance Policy has cancelled or generally disclaimed liability under any such policy or, to Parent’s knowledge, indicated any intent to do so or not to renew any such policy.

SECTION 2.19 Collective Bargaining; Labor Disputes; Compliance.

(a) Parent and its Subsidiaries are and have been since October 1, 2006, in compliance in all material respects with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”). Except as set forth on Section 2.19(a) of the Parent Disclosure Schedule, none of the employees of Parent and any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the three-month period prior to the date of this Agreement.

(b) None of Parent or its Subsidiaries has been, or is now, a party to any collective bargaining agreement or other labor contract and (a) there is no unionization or organizational activity relating to the employees of, or affecting, Parent; and (b) there is not threatened any strike, slowdown, picketing, work stoppage, work slowdown or employee grievance process involving Parent or any of its Subsidiaries. No application or petition for an election of or for certification of a collective bargaining agent is pending and no grievance, unfair labor practice charge or arbitration proceeding exists that would have a Parent Material Adverse Effect. There is no lockout of any employees by Parent or its Subsidiaries, and no such action is contemplated by Parent or any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect or as otherwise set forth in Section 2.19(b) of the Parent Disclosure Schedule, there has been no charge of discrimination filed or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries with the U.S. Equal Employment Opportunity Commission or similar Governmental Entity. Parent is in compliance with all federal and state Laws respecting employment, including, but not limited to, gender, race, disability, national origin or age discrimination, the Occupational Safety and Health Act of 1970, as amended, the Family and Medical Leave Act of 1993, as amended, and federal and state Laws regarding wages and hours, except where the failure to so comply would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 2.20 Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent has made available to the Company true and complete information concerning the financial and other arrangements between Parent and its Subsidiaries and MLPFS pursuant to which MLPFS would be entitled to any payment as a result of the transactions contemplated hereby.

SECTION 2.21 Vote/Approval Required. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock present in person or by proxy and voting at a meeting thereof duly called and held is the only vote of the Parent’s stockholders (“Parent Stockholder Approval”) necessary (under applicable law or listing standards) to approve this Agreement and the transactions contemplated hereby, including the Merger, other than the proposed deletion of the provision of the Certificate of Incorporation of Parent that relates to the removal or change of the Chairman of the Board of Parent, which shall require the affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares of Parent Common Stock present in person or by proxy and voting at a meeting thereof duly called and held. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

SECTION 2.22 Board Action. The Parent Board, at a meeting duly called and held, at which all of the directors were present, duly and unanimously: (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; and (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Parent and the stockholders of Parent.

SECTION 2.23 Opinion of Financial Advisor. The Parent Board has received, and has provided Company with a true and correct copy of, the written opinion of Houlihan Lokey, the Parent Board’s financial advisor, dated July 1, 2009, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Parent.

SECTION 2.24 AML Standards. Parent has provided the Company with copies of policies and procedures used by Parent and its Subsidiaries for verification of the identity of new and existing customers and counterparties and compliance with Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) and similar Laws.

SECTION 2.25 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities, other than in connection with its formation, and has not engaged in any business or activities of any type or kind whatsoever.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (x) the Disclosure Schedule delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), subject to Section 8.15, or in (y) any Company SEC Reports (as defined in Section 3.6(a)) filed or furnished after August 31, 2006 and publicly available prior to the date of this Agreement to the extent any disclosure included therein would be readily apparent as an exception to any representation or warranty contained herein, but excluding any forward-looking statements contained in such Company SEC Reports, the Company hereby represents and warrants on behalf of itself and its Subsidiaries to Parent as follows:

SECTION 3.1 Organization and Qualification. The Company and each of its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or limited liability company power and authority necessary to own, possess, license, operate or lease the properties that it purports to own, possess, license, operate or lease and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for any such failure which, when taken together with all other such failures, would not result in a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ certificates of incorporation and Bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Section 3.1 of the Company Disclosure Schedule contains a correct and complete list of each Subsidiary of the Company and of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business.

SECTION 3.2 Capitalization. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, par value $0.0001 per share, and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). As of the date of this Agreement: (A) 27,930,188 shares of Company Common Stock were issued and outstanding; (B) 106,556 shares of Company Common Stock were held by the Company as treasury stock; (C) no shares of Company Preferred Stock were issued and outstanding; (D) 2,761,055 shares of Company Common Stock were reserved for grants of Company Options under the Company Option Plan; and (E) all Company Options were granted under the Company Option Plan and not under any other plan, program or agreement (other than any individual award agreements made pursuant to the Company Option Plan, forms of which have been made available to Parent). The shares of Company Common Stock issuable pursuant to the Company Option Plan have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the Company Option Plan, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. Except as disclosed in Section 3.2 of the Company Disclosure Schedule, there are (i) no other options, puts, calls, warrants or other rights, agreements, arrangements, restrictions, or commitments of any character obligating the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in the Company or any securities convertible into or exchangeable for any capital stock or other equity interests, including restricted stock, restricted stock units and similar securities, or any debt securities of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) and (ii) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote (whether or not dependent on conversion or other trigger event). Except as disclosed in Section 3.2 of the Company Disclosure Schedule, there are no existing registration covenants with respect to Company Common Stock or any other securities of the Company and its Subsidiaries. Section 3.2 of the Company Disclosure Schedule sets forth a correct and complete list of each Option outstanding as of the date of this Agreement, including the holder, date of grant, exercise price, if applicable, vesting schedule and number of shares of Company Common Stock subject thereto. No stockholder is a party to or holds shares of Company Common Stock bound by or subject to any voting agreement, voting trust, proxy or similar arrangement to which the Company is also a party. Each Option was (A) granted in compliance with all applicable Laws and all of the terms and conditions of the Option Plan pursuant to which it was issued, (B) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (C) has a grant date identical to the date on which the Company Board or compensation committee actually awarded such Option, and (D) qualifies for the tax and accounting treatment afforded to such Option in the Company’s Tax Returns and the Company’s financial statements, respectively.

SECTION 3.3 Subsidiaries. All the outstanding equity interests of each Subsidiary of the Company are owned by the Company, by another wholly-owned Subsidiary of the Company or by the Company and another wholly-owned Subsidiary of the Company, free and clear of all Liens except as set forth on Section 3.3 of the Company Disclosure Schedule. All of the capital stock or other equity interests of each Subsidiary of the Company has been duly authorized and is validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. There are no proxies or voting agreements with respect to any shares of capital stock or other equity interests of any such Subsidiary. Except as set forth in Section 3.3 of the Company Disclosure Schedule, and except for the ownership of the Subsidiaries of the Company, neither the Company nor any Subsidiary of the Company, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity.

SECTION 3.4 Authority. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholder Approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of the Company, and, subject to obtaining the Company Stockholder Approval, no other corporate action is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby. This

Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the Certificate of Incorporation or Bylaws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) subject to the requirements, filings, consents and approvals referred to in Section 3.5(b), result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a Lien, except for Company Permitted Liens, on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any Company Material Contract, or (iii) subject to the requirements, filings, consents and approvals referred to in Section 3.5(b), violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, Permit or Laws applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or subject except in the case of clause (ii), as individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) Except for applicable requirements of the Exchange Act and the Securities Act, including the filing of the Joint Proxy Statement/Prospectus, the pre-merger notification requirements of the HSR Act and the expiration or termination of any applicable waiting period thereunder, and filing of the Certificate of Merger under the DGCL, and except the filing of amended registration forms with the applicable Governmental Entities, approval by each Self Regulatory Organization of which the Company and each Subsidiary of the Company is a member, and such other actions, as in each case set forth in Section 3.5(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are not required to prepare or submit any application, notice, report or other filing material to the business of the Company and its Subsidiaries, taken as a whole, or obtain any consent, authorization, approval, registration or confirmation from any Governmental Entity or from any third party, in connection with the execution, delivery or performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

SECTION 3.6 SEC Filings; Financial Statements.

(a) Except as set forth in Section 3.6(a) of the Company Disclosure Schedule, the Company has timely filed or furnished, as applicable, all forms, statements, certifications, reports, documents, proxy statements and exhibits and any amendments thereto required to be filed by the Company with the SEC since September 1, 2006 (collectively with all forms, reports, statements, documents, proxy statements and exhibits filed or furnished subsequent to the date of this Agreement, and any amendments thereto, the “Company SEC Reports”). The Company SEC Reports (i) complied in all material respects, or, if not yet filed or furnished, will comply, as of their respective dates of filing with the SEC, with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and (ii) did not at the time they were filed and do not, as amended and supplemented, if applicable, or, if not yet filed or furnished, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Schedule 3.6(a) of the Company Disclosure Schedule, none of the Company’s Subsidiaries is required to file any form, report, proxy statement or other document with the SEC.

(b) Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, the consolidated financial statements contained in the Company SEC Reports complied, as of their respective dates of filing with the SEC, and the consolidated financial statements contained in the Company SEC Reports filed with the SEC after the date of this Agreement will comply as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and have been, and the consolidated financial statements contained in the Company SEC Reports filed after the date of this Agreement will be, prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q under the Exchange Act and except as may be indicated in the notes thereto) consistently applied during the periods involved, and fairly present, and the financial statements contained in the Company SEC Reports filed after the date of this Agreement will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods indicated, except in the case of unaudited quarterly financial statements that were or are subject to normal and recurring non-material year-end adjustments. Except as set forth on Section 3.6(b) of the Company Disclosure Schedule, there are no material-off balance sheet arrangements, within the meaning of Item 303 of Regulation S-K of the SEC, to which the Company or any of its Subsidiaries is a party or by which any of its assets is bound which is not disclosed in the consolidated financial statements contained in the Company SEC Reports.

(c) Except as set forth in Section 3.6(c) of the Company Disclosure Schedule and except for those liabilities and obligations that are reflected or reserved against on the statement of financial condition dated February 28, 2009, contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2009 or in the footnotes to such statement of financial condition, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown or otherwise), except for (i) liabilities or obligations incurred since February 28, 2009 in the Company’s Ordinary Course of Business, none of which has had or is likely to have a Company Material Adverse Effect, (ii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement, (iii) obligations specifically set forth in this Agreement and (iv) liabilities that, individually or in the aggregate, are immaterial to the financial condition or operating results of the Company and its Subsidiaries, taken as a whole.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since August 31, 2005 and (ii) any communication since September 1, 2006 made by management or the Company’s auditors to the audit committee required or contemplated by the audit committee’s charter or the professional standards of the Public Company Accounting Oversight Board. Since September 1, 2006, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all complaints or concerns relating to other matters made since September 1, 2006 through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(e) The Company has devised and maintained systems of internal accounting controls that are sufficient to be in compliance, in all material respects, with applicable Laws.

(f) The Company has heretofore furnished Parent with its Regulatory Accounting Reports and Regulatory Accounting Reports filed by any Subsidiary after September 1, 2006 and prior to the date hereof.

SECTION 3.7 Absence of Certain Changes or Events. Since February 28, 2009, except as expressly contemplated by this Agreement or as set forth in Section 3.7 of the Company Disclosure Schedule, there has not been:

(a) any effect, change, fact, event, occurrence or circumstance that, individually or in the aggregate, would have a Company Material Adverse Effect; or

(b) any event, action or occurrence taken on or prior to the date hereof, that, if taken after the date hereof without the consent of Parent, would violate any of the provisions of Section 4.1.

SECTION 3.8 Litigation. Except as disclosed in Section 3.8 of the Company Disclosure Schedule, there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or rights, or any of their respective officers or directors in their capacity as such, before any Governmental Entity, nor any internal investigations (other than investigations in the ordinary course of the Company’s or any of its Subsidiaries’ compliance programs) being conducted by the Company or any of its Subsidiaries nor have any acts of alleged misconduct by the Company or any of its Subsidiaries been reported to the Company. Except as disclosed in Section 3.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree of any Governmental Entity material to the conduct of the businesses of the Company or its Subsidiaries.

SECTION 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a list of all employee welfare benefit plans (as defined in Section 3(1) of ERISA, employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, other cash or stock-based incentive, profit sharing, savings, retirement, disability, insurance, severance, termination, retention, vacation, deferred compensation and other similar fringe or employee benefit plans, programs, policies, agreements or arrangements sponsored, maintained, contributed to or required to be contributed to, or entered into by the Company or any other entity, whether or not incorporated, that together with the Company would be deemed an ERISA Affiliate for the benefit of, or relating to, any current or former employee, director or other independent contractor of, or consultant to, the Company or any of its Subsidiaries to which the Company or any subsidiary has any liability (together, the “Company Employee Plans”). Section 3.9(a) of the Company Disclosure Schedule separately lists each Company Employee Plan that is maintained outside of the United States primarily for the benefit of employees working outside of the United States (each, a “Non-U.S. Company Employee Plan”).

(b) The Company has made available to Parent true and complete copies of (i) all Company Employee Plans, together with all amendments thereto, (ii) the latest Internal Revenue Service determination letters obtained with respect to any Company Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, (iii) the two most recent annual actuarial valuation reports, if any, (iv) the two most recently filed Forms 5500 together with all related schedules, if any, (v) the “summary plan description” (as defined in ERISA), if any, and all modifications thereto communicated to employees, (vi) any trust documents or other funding vehicles, and (vii) the two most recent annual and periodic accountings of related plan assets.

(c) Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or agents has, with respect to any Company Employee Plan, engaged in or been a party to any “prohibited transaction”(as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company or any of its Subsidiaries or any Company Employee Plan except for any penalty or Tax that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) All Company Employee Plans have been approved and administered in accordance with their terms and are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Company Employee Plans, including, but not limited to, ERISA and the Code. All Company Employee Plans providing deferred compensation or benefits subject to Section 409A of the Code were, between January 1, 2005 and December 31, 2008, operated in compliance with the plan’s terms, to the extent consistent with Section 409A, and the applicable guidance issued by the Internal Revenue Service and the Department of the Treasury, including Notice 2005-1, and to the extent an issue was not addressed in Notice 2005-1 or other applicable guidance, each applicable Company Employee Plan was operated between January 1, 2005 and December 31, 2008 by applying reasonable, good faith interpretation of Section 409A of the Code

(e) There are no pending or, to the knowledge of the Company, threatened material claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Company Employee Plans, or the assets of any trust for any Company Employee Plan.

(f) Each Company Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received either a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service to such effect or (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder.

(g) All contributions or payments required to be made or accrued before the Effective Time under the terms of any Company Employee Plan will have been made by the Effective Time and all obligations in respect of each Company Employee Plan have been properly accrued and reflected in the Company’s financial statements.

(h) Except as set forth in Section 3.9(h) of the Company Disclosure Schedule, neither the Company nor any of its ERISA Affiliates contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any Pension Plan. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by an ERISA Affiliate of the Company within the 12-month period ending on the date hereof or will be required to be filed by the Company in connection with the transaction contemplated by this Agreement. No notices have been required to be sent by the Company to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate of the Company has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate of the Company has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate of the Company has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Except as set forth in Section 3.9(h) of the Company Disclosure Schedule, under each Pension Plan of the Company or its Subsidiaries which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Plan since the last day of the most recent plan year.

(i) Except as set forth in Section 3.9(i) of the Company Disclosure Schedule, no Company Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law.

(j) Except as set forth in Section 3.9(j) of the Company Disclosure Schedule or as may be prohibited by applicable Law, no condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Company Employee Plan providing health or medical benefits in respect of any active employee of the Company or any of its Subsidiaries in accordance with such Company Employee Plan’s terms.

(k) Except as set forth in Section 3.9(k)(i) through (v) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to severance pay or any other payment or benefit,

(ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer, (iii) require the Company to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment or benefit, (iv) limit or restrict the right of the Company, its Subsidiaries or, after the consummation of the transactions contemplated hereby, the Surviving Corporation to merge, amend or terminate any of the Company Employee Plans, or (v) result in payments under any of the Company Employee Plans which would not be deductible under Section 280G of the Code.

(l) All Non-U.S. Company Employee Plans comply in all material respects with applicable local Law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any Non-U.S. Company Employee Plan.

SECTION 3.10 Information Supplied. None of the information to be supplied by the Company or any of its Subsidiaries, specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus contemplated by Section 5.1 will, on the date such document is filed and on the date it is first published, sent or given to the holders of Parent Common Stock, and at the time of the meeting of Parent’s stockholders to consider and vote upon the Merger Agreement (the “Parent Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the date of the Company Shareholders’ Meeting, any event with respect to the Company or any of its Subsidiaries, or with respect to information supplied by or on behalf of the Company or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus, shall occur which is required to be described in an amendment of, or supplement to, the Joint Proxy Statement/Prospectus, such event shall be so described by the Company and promptly provided in writing to Parent. All documents that the Company or its Subsidiaries are responsible for filing with the SEC in connection with the transactions contemplated hereby, to the extent relating to the Company or its Subsidiaries or other information supplied by the Company or its Subsidiaries for inclusion or incorporation by reference therein, will comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by Parent or its Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

SECTION 3.11 Conduct of Business; Compliance with Laws.

(a) Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, the business of the Company and each of its Subsidiaries is not being (and, since September 1, 2006, has not been) conducted (i) in default or violation of any term, condition or provision of the Certificate of Incorporation or Bylaws of the Company or the comparable charter documents or Bylaws of any of its Subsidiaries, or (ii) in material default or violation of (X) any Company Material Contract or (Y) any Laws applicable to the Company or any of its Subsidiaries or their respective businesses and material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Without limiting the generality of the preceding paragraph (a), since September 1, 2006, the Company, its Subsidiaries and each of their employees and, to the knowledge of the Company, third party brokers with which the Company or its Subsidiaries transact business:

(i) has complied in all material respects with all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders and decrees applicable to its business or to the employees thereof and with the applicable rules of all Self Regulatory Organizations including (A) all applicable regulatory net capital requirements, including the “early warning” provisions, (B) the provisions of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and (C) the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) and the rules and regulations thereunder;

(ii) is not the subject of any pending or, to the Company’s knowledge, any threatened, material investigation, review or disciplinary proceedings of any Government Entity or Self Regulatory Organization that relates to the Company and its Subsidiaries or any of their respective directors, officers or employees, except as disclosed in Section 3.11(b)(ii) of the Company Disclosure Schedule; and

(iii) has all material Memberships and has made all material notifications, registrations, certifications and filings with all Governmental Entities necessary for the operation of the Company’s business, as currently conducted.

(c) Section 3.11(c) of the Company Disclosure Schedule lists each current registration of each Subsidiary of the Company with respect to its business as (i) a broker-dealer with the SEC, the securities commission or similar authority of any state and any Self Regulatory Organization and (ii) as a futures commission merchant, introducing broker or commodity pool operator with the CFTC and any Self Regulatory Organization. Each such registration is in full force and effect. The Company has made available to Parent a true and complete copy of each currently effective Form BD as filed with the SEC, currently effective Form 7-R registration as filed with the CFTC, and Form 1-FRs and annual audits and all other material reports filed with the CFTC or any Self Regulatory Organization within the last two years, and will make available to Parent such material forms and reports as are filed from and after the date hereof and prior to the Closing Date. To the Company’s knowledge, the information contained in such forms and reports was true and complete in all material respects as of the time of filing.

(d) Neither the Company nor any Subsidiary of the Company is subject to registration under the Investment Advisers Act or the Investment Company Act. Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is, or has been during the past two years, an “investment adviser” or a “commodity trading advisor” within the meaning of the Investment Advisers Act and the Commodity Exchange Act, respectively, required to be registered, licensed or qualified as an investment adviser under the Investment Advisers Act or a commodity trading advisor under the Commodity Exchange Act.

(e) Neither the Company nor any Subsidiary of the Company is subject to regulation by the Federal Energy Regulatory Commission under the Federal Power Act, as amended, the Natural Gas Act, as amended, or the Natural Gas Policy Act, as amended, or to regulation by any state Governmental Entity under any comparable state statute or regulation.

(f) Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is subject to regulation by any Governmental Entity with respect to any activities of the Company or any of its Subsidiaries related to the purchase, sale, transportation or storage of grain or any other agricultural commodities.

SECTION 3.12 Customer Accounts; Reports; Registrations.

(a) Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, no Customer Balances deposited by or held with the Company or any of its Subsidiaries is beneficially owned or controlled by the Company or any of its employees, except in material compliance with and as necessary to meet the requirements of applicable Governmental Entities and except to the extent that such ownership or control would not have a Company Material Adverse Effect.

(b) Except as set forth on Section 3.12(b) of the Company Disclosure Schedule and except where such failure to file would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company has filed all reports and filings, together with any amendments required to be made with respect thereto, concerning the Company or any of its Subsidiaries that were required to be filed with any Governmental Entity (all such reports and filings being collectively referred to herein as the “Company SRO Reports”) since September 1, 2006. Except as set forth on Section 3.12(b) of the Company Disclosure Schedule, each of the Company SRO Reports, when filed, if any, complied in all material respects with applicable Laws.

(c) Except as set forth on Section 3.12(c) of the Company Disclosure Schedule and except where such act or fact, individually or in the aggregate, would not have a Company Material Adverse Effect:

(i) the Company, its Subsidiaries, and each of their respective employees or principals (as defined under the Commodity Exchange Act), is not reasonably likely to be subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, and is not reasonably likely to be subject to any of the provisions of Section 8a of the Commodity Exchange Act that would permit the CFTC to refuse to register or to suspend or revoke its registration;

(ii) neither the Company nor any of its Subsidiaries has at any time since September 1, 2006, entered into or been subject to any Order or any other material prohibition or, as of the date hereof, received any notice of the institution against it of any civil, criminal or administrative action, suit, proceeding or investigation from any Governmental Entity; and

(iii) neither the Company nor any of its Subsidiaries has at any time since September 1, 2006, received any Regulatory Order that restricts in any material respect the conduct of the business of the Company, or in any manner relates to its capital adequacy, credit policies or management relating to the business of the Company, other than any Regulatory Order applicable to all similarly situated Persons subject to such supervision or regulation.

(d) Neither the Company nor any of its Subsidiaries guarantees any introducing broker or local floor trader except as set forth on Section 3.12(d) of the Company Disclosure Schedule.

SECTION 3.13 Taxes. Except as set forth in Section 3.13 of the Company Disclosure Schedule:

(a) each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it (taking into account extensions of time in which to file), and all such Tax Returns are true, correct and complete in all material respects;

(b) each of the Company and its Subsidiaries has timely paid all material Taxes required to be paid by it (whether or not shown due on any Tax Return);

(c) each of the Company and its Subsidiaries has made adequate provision in the consolidated financial statements contained in the Company SEC Reports discussed in Section 3.6(b) (in accordance with GAAP) for all Taxes of the Company and its Subsidiaries not yet due;

(d) each of the Company and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over by it, except as would not, individually or in the aggregate, have a Company Material Adverse Effect;

(e) no pending or threatened audit, proceeding, examination or litigation or similar claim has been commenced or is presently pending with respect to any Taxes or Tax Return of the Company or any of its Subsidiaries;

(f) there are not any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that, individually or in the aggregate, would have a Company Material Adverse Effect and are not disclosed or provided for in the Company SEC Reports.

(g) no written claim has been made by any tax authority in a jurisdiction where any of the Company or its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to material taxation in that jurisdiction;

(h) no material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries;

(i) no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any material Taxes, is currently pending or in force; and

(j) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of any material amount of Taxes imposed on or with respect to any individual or other person, and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

(k) The federal income Tax Returns of the Company and its Subsidiaries have been examined by and settled with the Internal Revenue Service (or the applicable statutes of limitation have lapsed) for all years through August 31, 2003. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(l) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) and neither the Company nor any of its Subsidiaries has been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code.

(m) There are no material Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Liens which arise by operation of Law with respect to current Taxes not yet due and payable.

(n) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the tax year of the most recently filed U.S. federal income Tax Return of the Company as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), entered into on or prior to the Closing Date, or (C) ruling received from the Internal Revenue Service.

(o) The Company has previously delivered or made available to Parent complete and accurate copies of (A) all audit reports, letter rulings, technical advice memoranda and similar documents issued by any tax authority relating to the U.S. federal, state, local or foreign Taxes due from or with respect to the Company and its Subsidiaries that have continuing applicability or were issued in the last three years, and (B) any closing agreements entered into by any of the Company and its Subsidiaries with any tax authority in each case existing on the date hereof.

(p) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation”(within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement.

SECTION 3.14 Environmental Matters.

(a) Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is and has at all times been in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and each of its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance, and, to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, there is no Environmental Claim pending or threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law. Neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Materials.

(c) Except as disclosed in Section 3.14(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is subject to any order, decree, injunction or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability or obligations pursuant to any Environmental Law or otherwise relating to any Hazardous Materials.

(d) Except as disclosed in Section 3.14(d) of the Company Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Materials which could form the basis of any Environmental Claim or result in liability against the Company or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(e) The Company has made available to Parent true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed by the Company or any of its Subsidiaries which have been prepared pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated, occupied or leased by the Company or any of its Subsidiaries, or regarding the Company’s or any of its Subsidiaries’ compliance with or potential liability under any applicable Environmental Laws.

SECTION 3.15 Real Property; Title to Assets; Liens.

(a) Leased Real Property.

(i) Set forth in Section 3.15(a) of the Company Disclosure Schedule is a list of all real property leased by the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the leases relating to Company Leased Real Property is a valid and subsisting leasehold interest of the Company or any of its Subsidiaries, is a valid and binding obligation of the Company or one of its Subsidiaries and each other party thereto, enforceable against the Company or one of its Subsidiaries and each other party thereto in accordance with its terms;

(ii) except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no disputes with respect to any Company Real Property Lease; and neither the Company nor, to the knowledge of the Company, any other party to each Company Real Property Lease is in breach or default under such Company Real Property, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Company Real Property Lease;

(iii) except as disclosed on Section 3.15(a)(iii) of the Company Disclosure Schedule, no consent by the landlord under the Company Real Property Leases is required in connection with the consummation of the transaction contemplated herein; and

(iv) none of the Company Leased Real Property has been pledged or assigned by the Company or any of its Subsidiaries or is subject to any Liens (other than pursuant to this Agreement or Company Permitted Liens).

(b) Owned Real Property. Section 3.15(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the real property owned by either the Company or any of its Subsidiaries (“Company Owned Real Property”). Except as specified on Section 3.15(b) of the Company Disclosure Schedule, the Company or one of its Subsidiaries has valid and marketable fee simple title to the Company Owned Real Property free and clear of all Liens, except Company Permitted Liens.

(c) Personal Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company and its Subsidiaries has good and marketable fee title to, or, in the case of leased assets, has good and valid leasehold interests in, all of its other tangible and intangible assets, used or held for use in, or which are necessary to conduct, the respective business of the Company and its Subsidiaries as currently conducted, free and clear of any Liens, except Company Permitted Liens.

SECTION 3.16 Intellectual Property. All registrations and applications relating to Intellectual Property Rights owned or used by the Company or any of its Subsidiaries are set forth in Section 3.16 of the Company Disclosure Schedule, and such Intellectual Property Rights are valid and enforceable. Except as disclosed in Section 3.16 of the Company Disclosure Schedule: (a) the Company or its Subsidiaries are the sole and exclusive owner of all right, title and interest in or have valid and enforceable rights to use, by license or other agreements, all of the Intellectual Property Rights that are currently used in the conduct of the business of the Company and its Subsidiaries, except where the failure to own or possess such Intellectual Property Rights would not, individually or in the aggregate, have a Company Material Adverse Effect; (b) no Proceeding has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or is threatened in writing by any third Person with respect to any Intellectual Property Rights owned, licensed or used by the Company or its Subsidiaries or the business of the Company and its Subsidiaries as currently conducted, including any claim or suit that alleges that any such conduct or Intellectual Property Right infringes, impairs, dilutes or otherwise violates the rights of others, and none of the Company or its Subsidiaries is subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third party’s Intellectual Property Rights, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; (c) none of the Company or its Subsidiaries is aware of, or has threatened or initiated, any claim or action against any third party with respect to any Intellectual Property Rights, except for those claims or actions that would not, individually or in the aggregate, have a Company Material Adverse Effect; and (d) the Company and its Subsidiaries have no knowledge of any conflict with or infringements of any Intellectual Property Rights of any third party which would, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.17 Material Contracts.

(a) Except as set forth in Section 3.17 of the Company Disclosure Schedule, and except for contracts for the purchase or sale of physical commodities, securities, currencies, option, forward, futures and similar contracts incurred or entered into with or on behalf of customers in the Company’s Ordinary Course of Business, contracts for the provision of commodity risk management services incurred or entered into with or on behalf of customers in the Company’s Ordinary Course of Business, and contracts entered into in accordance with Section 4.1, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as defined in Item 601(b) (10) of Regulation S-K of the SEC);

(ii) any contract or agreement for the purchase of materials or personal property from any supplier or for the furnishing of services to the Company or any of its Subsidiaries that involves future aggregate annual payments by the Company or any of its Subsidiaries of $250,000 or more;

(iii) any contract or agreement for the sale, license or lease (as lessor) by the Company or any of its Subsidiaries of services, materials, products, supplies or other assets, owned or leased by the Company or any of its Subsidiaries, that involves future aggregate annual payments to the Company or any of its Subsidiaries of $500,000 or more;

(iv) any contract that results, or is expected to result, in annual revenues to the Company in excess of $500,000;

(v) any non-competition agreement or any other agreement or obligation which purports to limit the Company or any of its Affiliates from conducting its business as currently conducted;

(vi) (A) any contract, including any employment, compensation, incentive, retirement, loan or severance arrangements, with any director or executive officer of the Company or any Subsidiary of the Company, or (B) any contract, including any employment, compensation, incentive, retirement, loan or severance arrangements, with any other officer or employee of the Company or any Subsidiary of the Company that requires future aggregate annual payments by Company or any of its Subsidiaries of $200,000 or more;

(vii) any contract, including any consulting, compensation, incentive, loan, or other arrangement, with any consultant, sales representative, or introducing broker retained or contracted with by the Company or any Subsidiary of the Company that requires future aggregate annual payments by the Company or any of its Subsidiaries of $200,000 or more;

(viii) any joint venture, product development, research and development and limited partnership agreements or arrangements involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary of the Company with any other Person;

(ix) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing or guarantee of money or extension of credit in any case in excess of $1,000,000;

(x) any standby letter of credit, performance or payment bond, guarantee arrangement or surety bond of any nature involving amounts in excess of $1,000,000;

(xi) other contracts involving annual payments made to or by the Company or any of its Subsidiaries in excess of $500,000;

(xii) any contract for the sale of any of the assets of the Company or any Subsidiary (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, for consideration in excess of $250,000 individually, or $500,000 in the aggregate;

(xiii) any contract relating to the ownership, management or control of any Person in which the Company or a Subsidiary owns any equity interest other than direct and indirect wholly owned Subsidiaries of the Company or another Subsidiary of the Company;

(xiv) any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes;

(xv) any contract, agreement, license or arrangement (A) granting or obtaining any right to use any material Intellectual Property Rights (other than contracts, agreements, licenses or arrangements granting rights to use readily available commercial Software having an acquisition price of less than $250,000 per contract, agreements, license or arrangement) or (B) restricting the Company’s right, or permitting third Persons to use, any material Intellectual Property Rights.

The foregoing contracts and agreements to which the Company or any of its Subsidiaries is a party or is bound are collectively referred to herein as “Company Material Contracts.”

(b) (i) Each Company Material Contract is valid and binding on the Company or one of its Subsidiaries and each other party thereto, and is in full force and effect, (ii) the Company or one of its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it to date under each Company Material Contract; or (iii) neither the Company nor any of its Subsidiaries, as applicable, nor, to the knowledge of the Company, any other party thereto, has violated or defaulted in any material respect or terminated, nor has the Company or any of its Subsidiaries, as applicable, nor, to the knowledge of the Company, any other party thereto, given or received notice of, any material violation or default or any termination under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation, default or termination under) any Company Material Contract. The Company has provided, or made available, to Parent true and correct copies of each of the Company Material Contracts.

SECTION 3.18 Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of all of the Insurance Policies of the Company and its Subsidiaries as of the date hereof (the “Company Insurance Policies”). Each Company Insurance Policy is in full force and effect and is valid, outstanding and enforceable, except where any failure to be in effect would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as disclosed in Section 3.18 of the Company Disclosure Schedule, none of the Company Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement, except where any such termination or lapse would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has complied with the provisions of each Company Insurance Policy under which it is the insured party, except where any failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect. Since September 1, 2006, no insurer under any Company Insurance Policy has cancelled or generally disclaimed liability under any such policy or, to the Company’s knowledge, indicated any intent to do so or not to renew any such policy.

SECTION 3.19 Collective Bargaining; Labor Disputes; Compliance.

(a) The Company and its Subsidiaries are and have been since September 1, 2006, in compliance in all material respects with all notice and other requirements under the WARN Act. Except as set forth on Section 3.19(a) of the Company Disclosure Schedule, none of the Employees of the Company and any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the three-month period prior to the date of this Agreement.

(b) None of the Company or its Subsidiaries has been, or is now, a party to any collective bargaining agreement or other labor contract and (a) there is no unionization or organizational activity relating to the employees of, or affecting, the Company; and (b) there is not threatened any strike, slowdown, picketing, work stoppage, work slowdown or employee grievance process involving the Company or any of its Subsidiaries. No application or petition for an election of or for certification of a collective bargaining agent is pending and no grievance, unfair labor practice charge or arbitration proceeding exists that would have a Company Material Adverse Effect. There is no lockout of any employees by the Company or its Subsidiaries, and no such action is contemplated by the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect or as otherwise set forth in Section 3.19(b) of the Company Disclosure Schedule, there has been no charge of discrimination filed or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries with the U.S. Equal Employment Opportunity Commission or similar Governmental Entity. The Company is in compliance with all federal and state Laws respecting employment, including, but not limited to, gender, race, disability, national origin or age discrimination, the Occupational Safety and Health Act of 1970, as amended, the Family and Medical Leave Act of 1993, as amended, and federal and state Laws regarding wages and hours, except where the failure to so comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.20 Brokers. Except for BMO Capital Markets Corp. (“BMO”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent true and complete information concerning the financial and other arrangements between the Company and its Subsidiaries and BMO pursuant to which BMO would be entitled to any payment as a result of the transactions contemplated hereby.

SECTION 3.21 Board Action. The Company Board, at a meeting duly called and held, at which all of the directors were present, duly and unanimously: (a) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; (b) resolved to recommend that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for adoption by the Company’s stockholders at the Company Stockholders’ Meeting; (c) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the transactions contemplated hereby, including the Merger; and (d) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company.

SECTION 3.22 Opinion of Financial Advisor. The Company Board has received, and has provided Parent with a true and correct copy of, the written opinion of BMO, the Board of Directors’ financial advisor, dated July 1, 2009, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to such holders.

SECTION 3.23 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote is the only vote of the Company’s stockholders (the “Company Stockholder Approval”) necessary (under applicable Law or otherwise) to approve this Agreement and the transactions contemplated by this Agreement, including the Merger.

SECTION 3.24 AML Standards. The Company has provided Parent with copies of policies and procedures used by the Company and its Subsidiaries for verification of the identity of new and existing customers and counterparties and compliance with Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) and similar Laws.

ARTICLE IV

COVENANTS AND AGREEMENTS

SECTION 4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees on behalf of itself and its Subsidiaries that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement or as required by Law, or unless Parent shall otherwise consent in writing, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company shall not, and the Company shall not permit any of its Subsidiaries to, take any action except (a) in the Company’s Ordinary Course of Business or (b) as set forth in Section 4.1 of the Company Disclosure Schedule; and the Company will use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries, to preserve the present relationships of the Company and its Subsidiaries with customers, clients, suppliers and other Persons with which the Company and its Subsidiaries have significant business relations and pay all applicable federal and material state, local and foreign Taxes when due and payable (other than those Taxes the payment of which the Company or one of its Subsidiaries challenges in good faith in appropriate proceedings and which are fully reserved for to the extent required under GAAP) and to maintain in full force and effect all permits necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (“Company Permits”). Without limiting the generality of the foregoing, except as (x) in the Company’s Ordinary Course of Business, (y) expressly contemplated by this Agreement or (z) set forth in Section 4.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries, without the prior written consent of Parent, to:

(a) amend (i) its Certificate of Incorporation or Bylaws or comparable organizational documents or (ii) any material term of any outstanding security issued by the Company or any of its Subsidiaries;

(b) (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends paid by wholly-owned Subsidiaries of the Company to the Company or another wholly-owned Subsidiary of the Company), (ii) except as set forth on Section 4.1(b) of the Company Disclosure Schedule, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities, or (iii) issue, sell, pledge, dispose of or encumber any (A) shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or (C) other securities of the Company or any of its Subsidiaries, other than (1) the issuance of shares of Company Common Stock upon the exercise of Options outstanding on the date hereof in accordance with the Company Option Plan as in effect on the date hereof, (2) the repurchase or redemption of shares from the ESOP as required by the terms and conditions of the ESOP, (3) in connection with the Company’s tax withholding requirements, the repurchase or redemption of shares issued pursuant to the exercise of Options outstanding on the date hereof, (4) the issuance of shares of Company Common Stock to the ESOP upon payment therefor pursuant to the terms and conditions of the ESOP, or (5) the issuance of stock options to officers, directors and employees of the Company and its Subsidiaries in the Ordinary Course of Business, provided that the aggregate number of shares of common stock of the Company issuable upon the exercise of such options does not exceed 338,983 shares. For avoidance of doubt, the parties acknowledge that any grant of restricted shares to officers, directors or employees of the Company and its Subsidiaries shall not be deemed to be in the Company’s Ordinary Course of Business.

(c) other than the acquisition of property and assets (by asset purchase, merger, consolidation, equity purchase or by any other manner) pursuant to binding agreements in effect on the date hereof and set forth on Section 4.1(c) of the Company Disclosure Schedule, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, including real estate;

(d) materially amend, extend or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder, or enter into any new contract that would be deemed a Company Material Contract if entered into prior to the date of this Agreement;

(e) transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien any property or assets or cease to operate any assets;

(f) except as required to comply with applicable Law or this Agreement and except for salary increases and bonuses payable after the date hereof in the Company’s Ordinary Course of Business (i) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Company Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than to the extent necessary to avoid adverse tax consequences under Section 409A of the Code and any regulations (whether in proposed or final form) and guidance thereunder, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, other than salary increases or bonuses payable in the Company’s Ordinary Course of Business with respect to employees who are not officers or directors as set forth in Section 4.1(f)(ii) of the Company Disclosure Schedule, (iii) other than benefits accrued through the date hereof, pay any benefit not provided for under any Company Employee Plan as in effect on the date hereof, (iv) other than bonuses earned through the date hereof, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Plan; provided that, without limiting any Person’s right to exercise any outstanding Company Option in accordance with Section 4.1(b)(1) of this Agreement, there shall be no grant or award to any director, officer or employee of stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any Company Employee Plan or agreements or awards made thereunder, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Employee Plan or (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(g) except for drawdowns on a Company Credit Facility in the Company’s Ordinary Course of Business, extensions of the terms of a Company Credit Facility, or increases in the available borrowings under a Company Credit Facility as may be reasonably necessary or appropriate to address increased margin requirements or potential margin calls incurred in the Company’s Ordinary Course of Business, (i) incur or assume any material indebtedness, (ii) modify any material indebtedness or other liability in a manner that adversely affects the Company, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the Company’s Ordinary Course of Business, or (iv) make any loans, advances or capital contributions to, or investments in, any other Person other than customary loans or advances to employees and customers in accordance with past practice;

(h) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by the Company’s registered independent public auditors, applicable law or GAAP;

(i) make any material Tax election or material change in any Tax election, change or consent to change the Company’s or any of its Subsidiaries’ method of accounting for Tax purposes, file any amended Tax Return or enter into any settlement or compromise of any Tax liability of the Company or its Subsidiaries in an amount in excess of $100,000;

(j) pay, discharge, satisfy, settle or compromise any claim, litigation or any legal proceeding, except for any settlement or compromise involving less than $250,000, but subject to an aggregate maximum of $500,000, including all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation;

(k) enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement;

(l) adopt or amend in any respect, any work rule or practice, or any other labor-related agreement or arrangement;

(m) enter into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);

(n) enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes;

(o) make, authorize or agree to make any capital expenditures in an aggregate amount exceeding $1,000,000 for each quarterly period;

(p) dispose of, license or permit to abandon, invalidate or lapse, any rights in, to or for the use of any material Intellectual Property;

(q) change, in any material respect, policies regarding (i) the pricing of the execution and/or clearing of trades, or (ii) the amount of interest rebated to customers on, or interest associated with, customer margin accounts;

(r) change, in any material respect, policies regarding the commissions paid to brokers;

(s) engage in hiring, firing, or redeploying of employees;

(t) make any material change to any credit or risk management policies, practices or procedures; or

(u) agree or commit to do any of the foregoing.

SECTION 4.2 Conduct of Business by Parent Pending the Merger. Parent covenants and agrees on behalf of itself and its Subsidiaries that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement or as required by Law, or unless the Company shall otherwise consent in writing, the businesses of Parent and its Subsidiaries shall be conducted only in, and Parent shall not, and Parent shall not permit any of its Subsidiaries to, take any action except (a) in the Parent’s Ordinary Course of Business or (b) as set forth in Section 4.2 of the Parent Disclosure Schedule; and Parent will use its commercially reasonable efforts to preserve substantially intact the business organization of Parent and its Subsidiaries, to keep available the services of the present officers, employees and consultants of Parent and its Subsidiaries, to preserve the present relationships of Parent and its Subsidiaries with customers, clients, suppliers and other Persons with which Parent and its Subsidiaries have significant business relations and pay all applicable federal and material state, local and foreign Taxes when due and payable (other than those Taxes the payment of which Parent or one of its Subsidiaries challenges in good faith in appropriate proceedings and which are fully reserved for to the extent required under GAAP) and to maintain in full force and effect all permits necessary for the conduct of the business of Parent and its Subsidiaries as currently conducted (“Parent Permits”). Without limiting the generality of the foregoing, except as (x) in the Parent’s Ordinary Course of Business, (y) expressly contemplated by this Agreement or (z) set forth in Section 4.2 of the Parent Disclosure Schedule, Parent shall not, and shall not permit any of its Subsidiaries, without the prior written consent of the Company, to:

(a) amend (i) its certificate or articles of incorporation or bylaws or comparable organizational documents or (ii) any material term of any outstanding security issued by Parent or any of its Subsidiaries;

(b) (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends paid by wholly-owned Subsidiaries of Parent to Parent or another wholly-owned Subsidiary of Parent), (ii) except as set forth on Section 4.2(b) of the Parent Disclosure Schedule, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities, or (iii) issue, sell, pledge, dispose of or encumber any (A) shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or (C) other securities of Parent or any of its Subsidiaries, other than (1) the issuance of shares of Parent Common Stock upon the exercise of Parent Options outstanding on the date hereof in accordance with the Parent Option Plan as in effect on the date hereof, (2) in connection with Parent’s tax withholding requirements, the repurchase or redemption of shares issued pursuant to the exercise of Parent Options outstanding on the date hereof, or (3) the issuance of stock options to officers, directors and employees of Parent and its Subsidiaries in the Ordinary Course of Business, provided that the aggregate number of shares of common stock of Parent issuable upon the exercise of such options does not exceed 100,000 shares;

(c) other than the acquisition of property and assets (by asset purchase, merger, consolidation, equity purchase or by any other manner) pursuant to binding agreements in effect on the date hereof and set forth on Section 4.2(c) of the Parent Disclosure Schedule, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, including real estate;

(d) materially amend, extend or terminate any Parent Material Contract, or waive, release or assign any material rights or claims thereunder, or enter into any new contract that would be deemed a Parent Material Contract if entered into prior to the date of this Agreement;

(e) transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien any property or assets or cease to operate any assets;

(f) except as required to comply with applicable Law or this Agreement and except for salary increases and bonuses payable after the date hereof in Parent’s Ordinary Course of Business (i) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Parent Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than to the extent necessary to avoid adverse tax consequences under Section 409A of the Code and any regulations (whether in proposed or final form) and guidance thereunder, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, other than salary increases or bonuses payable in the Parent’s Ordinary Course of Business with respect to employees who are not officers or directors as set forth in Section 4.2(f)(ii) of the Parent Disclosure Schedule, (iii) other than benefits accrued through the date hereof, pay any benefit not provided for under any Parent Employee Plan as in effect on the date hereof, (iv) other than bonuses earned through the date hereof, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Parent Employee Plan; provided that, without limiting any Person’s right to exercise any outstanding Option in accordance with Section 4.2(b)(1) of this Agreement, there shall be no grant or award to any director, officer or employee of stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any Parent Employee Plan or agreements or awards made thereunder, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Parent Employee Plan or (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Parent Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(g) except for drawdowns on a Parent Credit Facility in the Parent’s Ordinary Course of Business, or increases in the available borrowings under a Parent Credit Facility as may be reasonably necessary or appropriate to address increased margin requirements or potential margin calls incurred in the Parent’s Ordinary Course of Business, (i) incur or assume any material indebtedness, (ii) modify any material indebtedness or other liability in a manner that adversely affects Parent, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the Parent’s Ordinary Course of Business, or (iv) make any loans, advances or capital contributions to, or investments in, any other Person other than customary loans or advances to employees and customers in accordance with past practice;

(h) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by Parent’s registered independent public auditors, applicable law or GAAP;

(i) make any material Tax election or material change in any Tax election, change or consent to change Parent’s or any of its Subsidiaries’ method of accounting for Tax purposes, file any amended Tax Return or enter into any settlement or compromise of any Tax liability of Parent or its Subsidiaries in an amount in excess of $100,000;

(j) pay, discharge, satisfy, settle or compromise any claim, litigation or any legal proceeding, except for any settlement or compromise involving less than $250,000, but subject to an aggregate maximum of $500,000, including all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation;

(k) enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement;

(l) adopt or amend in any respect, any work rule or practice, or any other labor-related agreement or arrangement;

(m) enter into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act), except as are in Parent’s Ordinary Course of Business;

(n) enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes;

(o) make, authorize or agree to make any capital expenditures in an aggregate amount exceeding $1,000,000 for each quarterly period;

(p) dispose of, license or permit to abandon, invalidate or lapse, any rights in, to or for the use of any material Intellectual Property;

(q) change, in any material respect, policies regarding (i) the pricing of the execution and/or clearing of trades, or (ii) the amount of interest rebated to customers on, or interest associated with, customer margin accounts;

(r) change, in any material respect, policies regarding the commissions paid to brokers;

(s) engage in any hiring, firing or redeploying of employees, other than in Parent’s Ordinary Course of Business;

(t) make any material change to any credit or risk management policies, practices or procedures; or

(u) agree or commit to do any of the foregoing.

SECTION 4.3 No Solicitation by Company.

(a) The Company agrees that, prior to the Effective Time, neither it nor any of its Subsidiaries shall, and that it shall cause its and each of its Subsidiaries’ officers, directors, employees, advisors, representatives and agents not to, directly or indirectly, (i)

solicit, initiate or encourage (including by way of providing information), or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any Company Acquisition Proposal, (ii) provide or disclose any non-public information to any Person relating to the Company or its Subsidiaries in connection with a Company Acquisition Proposal, participate or engage in any discussions or negotiations concerning a Company Acquisition Proposal, or otherwise take any action to facilitate any effort or attempt to make or implement a Company Acquisition Proposal, (iii) approve, endorse, recommend, agree to or accept, or propose publicly to approve, recommend, endorse, agree to or accept, any Company Acquisition Proposal, (iv) withdraw, modify or amend the Company Recommendation in any manner adverse to Parent, (v) approve, recommend, endorse, agree to or accept, or propose to approve, recommend, endorse, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Company Acquisition Proposal or (vi) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any of the Company’s Subsidiaries or any of the Company’s or the Company Subsidiaries’ officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by the Company or the Company Subsidiaries) shall be a breach of this Section 4.3(a) by the Company. The Company shall promptly inform its advisors and representatives of the Company’s obligations under this Section 4.3(a). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Company Acquisition Proposal (except with respect to the transactions contemplated by this Agreement).

(b) The Company shall notify Parent promptly (and in any event within 24 hours) upon receipt after the date hereof by it or its Subsidiaries or representatives from any third party of any Company Acquisition Proposal. The Company shall notify Parent promptly (and in any event within two business days) of the identity of such third party and provide a copy of such Company Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a description of the material terms and conditions of such Company Acquisition Proposal, indication, inquiry or request), including any material modifications thereto. The Company shall keep Parent reasonably informed on a current basis (and in any event within five business days of the occurrence of any changes, developments, discussions or negotiations) of the status of any such Company Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), including furnishing copies of any written revised proposals. Without limiting the foregoing, the Company shall promptly (and in any event within five business days) notify Parent orally and in writing if it determines to begin negotiations concerning a Company Superior Proposal pursuant to Section 4.3(c). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any agreement, which prohibits the Company from providing such information to Parent.

(c) Notwithstanding Section 4.3(a), nothing contained in this Agreement shall prevent the Company or the Company Board from, prior to the adoption of this Agreement by the holders of Company Common Stock, engaging in any discussions or negotiations with, or providing any non-public information to, any Person, if and only to the extent that (i) the Company receives from such

Person a bona fide written Company Superior Proposal, or a Company Acquisition Proposal, which was not solicited by the Company and did not otherwise violate the provisions of Section 4.3(b), and which the Company Board concludes in good faith (after consultation with its outside legal counsel and outside financial advisors) could reasonably be expected to result in a Company Superior Proposal and (after consultation with its outside legal counsel) that the failure to act on the Company Superior Proposal or Company Acquisition Proposal, as the case may be, could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws, (ii) prior to providing or disclosing any non-public information to any Person in connection with such proposal, the Company Board receives from the Person making such Company Acquisition Proposal an executed confidentiality agreement containing terms no less restrictive on such Person than the terms contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not be required to contain standstill provisions and shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to this Section 4.3, and (iii) the Company concurrently discloses any such non-public information to Parent if such non-public information has not been disclosed previously to Parent.

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Company Stockholder Approval, in response to a material development or change in circumstances which occurs or arises after the date of this Agreement (an “Intervening Event”), that was not known by the Company Board as of the date of this Agreement, the Company Board may, if it concludes in good faith (after consultation with its outside legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws, withdraw, modify or change its recommendation of this Agreement and the Merger (a “Company Change of Recommendation”), but only at a time that is after the fifth business day following Parent’s receipt of written notice from the Company advising Parent of its intention to do so; provided that, if such action is in response to or relates to a Company Acquisition Proposal, then the Company Change of Recommendation shall be taken only in compliance with Section 4.3(e).

(e) Notwithstanding anything in this Agreement to the contrary, in response to a Company Acquisition Proposal which was not solicited by the Company or otherwise in violation of Section 4.3(a), if the Company Board concludes in good faith (after consultation with its outside legal and financial advisors) that a Company Acquisition Proposal constitutes a Company Superior Proposal and (after consultation with its legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws, the Company Board may at any time prior to the Company Stockholder Approval (i) effect a Company Change of Recommendation or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Company Superior Proposal; provided, however, that the Company Board may not effect such Company Change of Recommendation or termination unless and until (i) five business days have elapsed following delivery to Parent of a written notice of such determination by the Company Board and of the material terms and conditions of the Company Acquisition Proposal and the identity of the Person making the Company Acquisition Proposal, and, during such five business day period, the Company reasonably cooperates with Parent and Merger Sub with respect thereto with the intent of enabling Parent and Merger Sub to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected and so that such Company Acquisition Proposal would no longer represent a Company Superior Proposal, including negotiating in good faith with Parent and its representatives with respect to any proposed revisions to the terms of this Agreement, (ii) at the end of such five business day period, the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, that (A) in the case of a Company Change of Recommendation, failure to take such action could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Laws and (B) in the case of a termination of this Agreement, that such Company Acquisition Proposal remains a Company Superior Proposal as compared to the Merger, as supplemented by any counterproposals made by Parent; provided that, in the event the Company Board does not make the determination referred to in this clause (ii) of this paragraph but thereafter determines to effect a Company Change of Recommendation or termination pursuant to this Section 4.3(e), the foregoing procedures shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification, and (iii) contemporaneously with such termination, the Company enters into a definitive acquisition, merger or similar agreement to effect the Company Superior Proposal.

(f) Nothing in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Company Board (after consultation with its legal advisors), concludes that its failure to do so could be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Law; it being understood that any such disclosure that does not reaffirm the Company Board’s recommendation of this Agreement and the Merger (and recommend that the Company’s shareholders reject the applicable tender offer or exchange offer within the ten day period specified by Rule 14d-9) or which is otherwise adverse to Parent and Merger Sub shall be deemed a Company Change of Recommendation for purposes of this Agreement.

(g) Notwithstanding the foregoing, unless and until this Agreement shall have been terminated in accordance with its terms, the Company shall comply with its obligations under Section 5.2 whether or not the Company Board makes a Company Change of Recommendation or recommends any other offer or proposal. Any action pursuant to and in accordance with Sections 4.3(d),(e) or (f) shall not constitute a breach of the Company’s representations, warranties, covenants or agreements contained in this Agreement.

SECTION 4.4 No Solicitation by Parent.

(a) Parent agrees that, prior to the Effective Time, neither it nor any of its Subsidiaries shall, and that it shall cause its and each of its Subsidiaries’ officers, directors, employees, advisors, representatives and agents not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of providing information), or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any Parent Acquisition Proposal, (ii) provide or disclose any non-public information to any Person relating to the Parent or its Subsidiaries in connection with a Parent Acquisition Proposal, participate or engage in any discussions or negotiations concerning a Parent Acquisition Proposal, or otherwise take any action to facilitate any effort or attempt to make or implement a Parent Acquisition Proposal, (iii) approve, endorse, recommend, agree to or accept, or propose publicly to approve, recommend, endorse, agree to or accept, any Parent Acquisition Proposal, (iv) withdraw, modify or amend the Parent Recommendation in any manner adverse to Company, (v) approve, recommend, endorse, agree to or accept, or propose to approve, recommend, endorse, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Parent Acquisition Proposal or (vi) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any of the Parent’s Subsidiaries or any of the Parent’s or the Parent Subsidiaries’ officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by Parent or the Parent Subsidiaries) shall be a breach of this Section 4.4(a) by Parent. Parent shall promptly inform its advisors and representatives of Parent’s obligations under this Section 4.4(a). Parent agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Parent Acquisition Proposal (except with respect to the transactions contemplated by this Agreement).

(b) Parent shall notify the Company promptly (and in any event within 24 hours) upon receipt after the date hereof by it or its Subsidiaries or representatives from any third party of any Parent Acquisition Proposal. Parent shall notify the Company promptly (and in any event within two business days) of the identity of such third party and provide a copy of such Parent Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a description of the material terms and conditions of such Parent Acquisition Proposal, indication, inquiry or request), including any material modifications thereto. Parent shall keep the Company reasonably informed on a current basis (and in any event within five business days of the occurrence of any changes, developments, discussions or negotiations) of the status of any such Parent Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), including furnishing copies of any written revised proposals. Without limiting the foregoing, Parent shall promptly (and in any event within five business days) notify the Company orally and in writing if it determines to begin negotiations concerning a Parent Superior Proposal pursuant to Section 4.4(c). Parent shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither Parent nor any of its Subsidiaries is party to any agreement, which prohibits Parent from providing such information to the Company.

(c) Notwithstanding Section 4.4(a), nothing contained in this Agreement shall prevent Parent or the Parent Board from, prior to the adoption of this Agreement by the holders of Parent Common Stock, engaging in any discussions or negotiations with, or providing any non-public information to, any Person, if and only to the extent that (i) Parent receives from such Person a bona fide written Parent Superior Proposal, or a Parent Acquisition Proposal, which was not solicited by Parent in violation of Section 4.4(b), and which the Parent Board concludes in good faith (after consultation with its outside legal counsel and outside financial advisors) could reasonably be expected to result in a Parent Superior Proposal and (after consultation with its outside legal counsel) that the failure to act on the Parent Superior Proposal or Parent Acquisition Proposal, as the case may be, could be inconsistent with its fiduciary obligations to the stockholders of Parent under applicable Laws, (ii) prior to providing or disclosing any non-public information to any Person in connection with such proposal, the Parent Board receives from the Person making such Parent

Acquisition Proposal an executed confidentiality agreement containing terms no less restrictive on such Person than the terms contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not be required to contain standstill provisions and shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to this Section 4.3, and (iii) Parent concurrently discloses any such non-public information to the Company if such non-public information has not been disclosed previously to the Company.

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Parent Stockholder Approval, in response to an Intervening Event that was not known by the Parent Board as of the date of this Agreement, the Parent Board may, if it concludes in good faith (after consultation with its outside legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of Parent under applicable Laws, withdraw, modify or change its recommendation of this Agreement and the Merger (a “Parent Change of Recommendation”), but only at a time that is after the fifth business day following the Company’s receipt of written notice from Parent advising the Company of its intention to do so; provided that, if such action is in response to or relates to a Parent Acquisition Proposal, then the Parent Change of Recommendation shall be taken only in compliance with Section 4.4(e).

(e) Notwithstanding anything in this Agreement to the contrary, in response to a Parent Acquisition Proposal which was not solicited by Parent in violation of Section 4.4(a), if the Parent Board concludes in good faith (after consultation with its outside legal and financial advisors) that a Parent Acquisition Proposal constitutes a Parent Superior Proposal and (after consultation with its legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of Parent under applicable Laws, the Parent Board may at any time prior to the Parent Stockholder Approval, (i) effect a Parent Change of Recommendation or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Parent Superior Proposal, provided, however, that the Parent Board may not effect such Parent Change of Recommendation or termination unless and until (i) five business days have elapsed following delivery to the Company of a written notice of such determination by the Parent Board and of the material terms and conditions of the Parent Acquisition Proposal and the identity of the Person making the Parent Acquisition Proposal, and, during such five business day period, Parent reasonably cooperates with the Company with respect thereto with the intent of enabling the Company to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected and so that such Parent Acquisition Proposal would no longer represent a Parent Superior Proposal, including negotiating in good faith with the Company and its representatives with respect to any proposed revisions to the terms of this Agreement, and (ii) at the end of such five business day period, the Parent Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by the Company, if any, after consultation with outside legal counsel, that (A) in the case of a Parent Change of Recommendation, failure to take such action could be inconsistent with its fiduciary obligations to the stockholders of Parent under applicable Laws and (B) in the case of a termination of this Agreement, that such Parent Acquisition Proposal remains a Parent Superior Proposal as compared to the Merger, as supplemented by any counterproposals made by the Company; provided that, in the event the Parent Board does not make the determination referred to in this clause (ii) of this paragraph but thereafter determines to effect a Parent Change of Recommendation or to terminate this Agreement pursuant to this Section 4.4(e), the foregoing procedures shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification, and (iii) contemporaneously with such termination, Parent enters into a definitive acquisition, merger or similar agreement to effect the parent Superior Proposal.

(f) Nothing in this Agreement shall prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Parent’s stockholders if the Parent Board (after consultation with its legal advisors), concludes that its failure to do so could be inconsistent with its fiduciary obligations to the stockholders of Parent under applicable Law; it being understood that any such disclosure that does not reaffirm the Parent Board’s recommendation of this Agreement and the Merger (and recommend that Parent’s shareholders reject the applicable tender offer or exchange offer within the ten day period specified by Rule 14d-9) or which is otherwise adverse to the Company shall be deemed a Parent Change of Recommendation for purposes of this Agreement.

(g) Notwithstanding the foregoing, unless and until this Agreement shall have been terminated in accordance with its terms, Parent shall comply with its obligations under Section 5.2 whether or not the Parent Board makes a Parent Change of Recommendation or recommends any other offer or proposal. Any action pursuant to and in accordance with Sections 4.4(d),(e) or (f) shall not constitute a breach of Parent’s representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1 Joint Proxy Statement/Prospectus. As promptly as reasonably practicable after the date of this Agreement, the Company and Parent shall jointly prepare and file with the SEC a joint proxy statement to be sent to the stockholders of the Company and Parent with respect to the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting (the “Joint Proxy Statement”) and Parent shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus (the “Joint Proxy Statement/Prospectus”), (ii) the Parent will respond, as promptly as reasonably practicable, to any comments received from the SEC with respect to such filing and will provide copies of such comments to the Company promptly upon receipt and copies of proposed responses to the Company a reasonable time prior to filing to allow meaningful comment, (iii) as promptly as reasonably practicable, the Parent will prepare and file (after the Company has had a reasonable opportunity to review and comment on) any amendments or supplements to the Form S-4 necessary to be filed in response to any SEC comments or as required by Law, (iv) the Company and Parent will use their respective commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act and thereafter mail to their stockholders, as promptly as reasonably practicable, the Joint Proxy Statement/Prospectus and all other customary proxy or other materials for meetings such as the Company Stockholders’ Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable, prepare, file and distribute to the Company stockholders and the Parent stockholders any supplement or amendment to the Joint Proxy Statement/Prospectus if any event shall occur which requires such action at any time prior to the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting and the Merger. Each of the parties hereto shall cooperate with the other parties in connection with the preparation of the Form S-4 and the Joint Proxy Statement/Prospectus, including promptly furnishing Parent or the Company upon request with any and all information as may be required to be set forth in the Form S-4 and the Joint Proxy Statement/Prospectus under applicable Law. Parent will provide the Company a reasonable opportunity to review and comment upon the Form S-4 or any amendments or supplements thereto, prior to mailing the Joint Proxy Statement/Prospectus to its stockholders.

SECTION 5.2 Stockholder Meetings.

(a) The Company shall as promptly as practicable following the date of this Agreement, (i) take all action necessary to duly call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of obtaining the approval of this Agreement by the Company stockholders in accordance with applicable Law, as promptly as reasonably practicable, after the SEC declares the Form S-4 effective; (ii) use commercially reasonable efforts to solicit the approval of this Agreement by the stockholders of the Company, and (iii) except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 4.3(d), (e) or (f) hereof, include in the Joint Proxy Statement/Prospectus the recommendation of the Company Board that the stockholders of the Company approve this Agreement (the “Company Recommendation”).

(b) Parent shall as promptly as practicable following the date of this Agreement, (i) take all action necessary to duly call, give notice of, convene and hold the Parent Stockholders’ Meeting for the purpose of obtaining the approval of this Agreement and the amendment to the Certificate of Incorporation of Parent in a form set forth on Exhibit D by the Parent stockholders in accordance with applicable Law (the “Amendment”), as promptly as reasonably practicable, after the SEC declares the Form S-4 effective, (ii) use commercially reasonable efforts to solicit the approval of this Agreement and the Amendment by the stockholders of Parent, and (iii) except to the extent that the Parent Board shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 4.4(d), (e) or (f) hereof, include in the Joint Proxy Statement/Prospectus the recommendation of the Parent Board that the stockholders of Parent approve this Agreement and the Amendment (the “Parent Recommendation”).

SECTION 5.3 Nasdaq Listing. Parent shall cause the shares of capital stock of Parent to be issued in exchange for capital stock of the Company that is currently listed on Nasdaq Stock Market upon consummation of the Merger to have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance, prior to the Effective Time.

SECTION 5.4 Registration Statement. As promptly as reasonably practicable after the date of this Agreement, the Parent shall prepare a shelf Registration Statement on Form S-1 or such other form under the Securities Act then available to Parent, including Form S-3, providing for the sale or resale of securities of Parent (a “Registration Statement”).

SECTION 5.5 Additional Agreements. The Company, Merger Sub and Parent will each comply in all material respects with all applicable Laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

SECTION 5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any fact, event or circumstance whose occurrence or nonoccurrence would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, (b) any failure of the Company, Parent or Merger Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) the occurrence or non-occurrence of any fact, event or circumstance which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect, (d) receipt by the Company or Parent or any of their respective Subsidiaries, as the case may be, of any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (e) receipt by the Company or Parent or any of their respective Subsidiaries, as the case may be, of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (f) receipt by the Company or Parent or any of their respective Subsidiaries, as the case may be, of any notice or other communication regarding any pending or threatened Proceedings of the type required to be disclosed in Section 2.8 or Section 3.8; and (g) any event or occurrence that would be reasonably likely to prevent the satisfaction of any of the conditions set forth in Article VI, provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. From the date hereof to the Effective Time, each party shall furnish promptly to the other parties (i) copies of all reports, schedules, and other documents filed or received by it or any of its Subsidiaries during such period pursuant to the requirements of the securities Laws, and (ii) copies of all filings made with any Governmental Entities in connection with the transactions contemplated by this Agreement and copies of all written communications received from such Governmental Entities related thereto.

SECTION 5.7 Access to Information.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries and their respective directors, officers, employees, auditors and agents to, afford the directors, officers, employees, environmental and other consultants, attorneys, accountants, financial advisors, representatives and agents of Parent and Merger Sub reasonable access at all reasonable times to its directors, officers, employees, representatives, agents, properties, offices and other facilities and to all information systems, contracts, books and records (including Tax Returns, audit work papers and insurance policies), and shall furnish Parent and Merger Sub with all financial, operating and other data and information that Parent and Merger Sub, through their directors, officers, employees, consultants or agents, may reasonably request.

(b) Each of Parent and Merger Sub agrees that it shall, and shall cause its affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents to, hold in strict confidence all data and information obtained by them from the Company or its directors, officers, employees, financial advisors, consultants or agents, in accordance with the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, and any termination of this Agreement pursuant to Section 7.1 hereof.

(c) From the date hereof to the Effective Time, Parent shall, and shall cause its Subsidiaries and their respective directors, officers, employees, auditors and agents to, afford the directors, officers, employees, environmental and other consultants, attorneys, accountants, financial advisors, representatives and agents of the Company reasonable access at all reasonable times to its directors, officers, employees, representatives, agents, properties, offices and other facilities and to all information systems, contracts, books and records (including Tax Returns, audit work papers and insurance policies), and shall furnish the Company with all financial, operating and other data and information that the Company, through their directors, officers, employees, consultants or agents, may reasonably request.

(d) The Company agrees that it shall, and shall cause its affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents to, hold in strict confidence all data and information obtained by them from Parent or its directors, officers, employees, financial advisors, consultants or agents, in accordance with the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, and any termination of this Agreement pursuant to Section 7.1 hereof.

(e) Each of the parties shall, and shall cause its respective advisors and representatives, to (x) conduct its activities under this Section 5.7 in such a manner that they will not unreasonably interfere with the normal operations, customers or employee relations of the other parties and their respective Subsidiaries and shall be in accordance with reasonable procedures established by the parties having due regard for the foregoing.

(f) No information received by the Company, Parent or Merger Sub pursuant to this Section 5.7 shall affect or be deemed to modify or update any of the representations and warranties of the Company or Parent contained in this Agreement.

SECTION 5.8 Public Announcements. Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements or announcements with respect to the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by applicable Law or stock exchange rules, in which case, the party desiring to make a public statement or disclosure shall consult with the other parties and permit them opportunity to review and comment on the proposed disclosure to the extent reasonably practicable under the circumstances.

SECTION 5.9 Approval and Consents; Cooperation; Integration.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary or proper on their part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, Permits, Tax rulings and authorizations necessary to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”), and (ii) taking all steps as may be reasonably necessary to obtain all such Required Approvals. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub agree to make all necessary filings in connection with the Required Approvals as promptly as practicable after the date of this Agreement, and to use its commercially reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Approvals, and shall otherwise cooperate with any applicable Governmental Entity or third party in order to obtain any Required Approvals in as expeditious a manner as possible. Each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to resolve such objections, if any, as any Governmental Entity may threaten or assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Approvals. The Company, Parent and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, affiliates, directors, officers and stockholders and such other matters as may reasonably be necessary in connection with the Joint Proxy Statement/Prospectus or any other statement, filing, Tax ruling request, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the provisions of Section 5.9(a) hereof, each of the Company, Parent and Merger Sub shall take all action reasonably necessary to obtain the approval of the Merger and the other transactions contemplated by this Agreement under the HSR Act and any other applicable Laws governing competition. As soon as practicable after the date hereof, the Company, Parent and Merger Sub shall file Notification and Report Forms with the DOJ and the FTC with respect to the Merger and the other transactions contemplated hereby. Each of the parties shall use its commercially reasonable efforts to cooperate with the other parties hereto in connection with such filing, and each such party shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information in connection therewith.

(c) In furtherance and not in limitation of Sections 5.9(a) and (b) hereof, each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to obtain such approvals, including (i) entering into discussions with any Governmental Entity, (ii) promptly complying with (or promptly seeking to reduce the scope of) all formal or informal requests for additional information or documentary material received by it from any Governmental Entity, (iii) promptly making notifications or applications (as applicable) to any Governmental Entity, (iv) applying for such governmental or regulatory licenses, permits or authorizations as may be required including, by or from any Governmental Entity, and (v) consulting with each other after receiving and before responding to, any material communication with any Governmental Entity.

SECTION 5.10 Further Assurances. In case at any time before or after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement or the transactions contemplated by this Agreement, the proper officers of the Company, Parent and Merger Sub shall take any such reasonably necessary action.

SECTION 5.11 Director and Officer Indemnification and Insurance.

(a) Subject to the limitations on indemnification contained in the DGCL and the Certificate of Incorporation of the Company, the Company and, after the Effective Time, the Surviving Corporation, shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, each present and former director and officer of the Company (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to: (i) the fact that the Indemnified Party is or was an officer, director, employee or agent of the Company or any Subsidiary, a fiduciary under any Company Employee Plan or is or was serving at the request of the Company or any Company Subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, or (ii) this Agreement and the transactions and actions contemplated hereby (and the Company and the Surviving Corporation shall, jointly and severally, pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted under applicable Law, provided that such Indemnified Party provides an undertaking to repay such expenses if such person is determined to not be entitled to indemnification). The rights of each Indemnified Person under this Section 5.11 shall be in addition to any rights such Indemnified Person may have under the Certificate of Incorporation of the Company, or under any Delaware Law or any other applicable Laws or under any agreement of such Indemnified Person with the Company or any Company Subsidiary. The Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 5.11 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of any such individuals.

(b) For a period of not less than six years after the Effective Time, the Surviving Corporation shall be required to maintain or obtain officers’ and directors’ liability insurance or a “tail” policy covering the Indemnified Parties who are currently covered by the Company’s officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts, and containing substantially similar terms and conditions as existing policies; provided, however, that the Surviving Corporation may substitute therefor policies with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the covered persons than the Company’s existing policies; provided further, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance to maintain or procure insurance coverage pursuant hereto, in which case, the Surviving Corporation shall provide the maximum coverage that is then available for 250% of such annual premiums. This Section 5.11 shall survive the consummation of the Merger. Notwithstanding Section 8.7, this Section 5.11 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.11.

SECTION 5.12 Employee Benefits.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms as in effect on the date of this Agreement all existing employment, severance, consulting and salary continuation agreements between the Company and any current or former officer, director, Employee or consultant of the Company or group of such officers, directors, Employees or consultants described on Section 5.12 of the Company Disclosure Schedule. Nothing in this Section 5.12 or this Agreement shall (i) be treated as an amendment of any particular Company Employee Plan, (ii) give any third party any right to enforce the provisions of this Section 5.12 or (iii) alter the nature of the employment of any Employee of the Company and its Subsidiaries, or shall otherwise obligate Parent or the Surviving Corporation to (A) employ or otherwise retain any Employee for a certain length of time or (B) maintain any particular Company Employee Plan. Nothing in this Section 5.12 or this Agreement creates, or is intended to create, any employment agreement or contract, whether express or implied.

(b) Without limiting Section 5.12(a), each Employee of the Company and its Subsidiaries immediately prior to the Effective Time shall remain an employee of the Surviving Corporation (the “Continuing Employees”) and continue to participate in the employee benefit plans of the Surviving Corporation on terms and conditions which are substantially the same as for any similarly situated employee of the Surviving Corporation.

(c) To the extent of any changes in medical, dental or health plans covering Continuing Employees after the Effective Time, and to the extent permissible under such plans, Surviving Corporation shall cause such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Company and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Company plan prior to the Effective Time.

(d) Nothing in this Section 5.12 or any other section of this Agreement shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation and its Subsidiaries) to: (i) amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, or (ii) require the Parent or any of its Subsidiaries (including, following the Closing Date, Surviving Corporation and its Subsidiaries) to continue the employment of any particular Covered Employee for any fixed period of time following the Effective Time.

(e) The provisions of this Section 5.12 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other employee benefit plan for any purpose.

(f) The Company shall, to the extent such action is in compliance with all Laws, discontinue any further contributions to the Company employee stock ownership plan (“ESOP”), and, prior to the Effective Time, take such other action with respect to the ESOP as may be reasonably requested by Parent in order to minimize or eliminate the continuing obligations of the Company with respect to the ESOP.

(g) Prior to the Closing, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable Company Employee Plan, the Company and/or its Subsidiaries, as applicable, shall cause the Company Employee Plans to be amended to the extent necessary to comply with Section 409A of the Code.

SECTION 5.13 Takeover Statutes. If any Takeover Statute enacted under state or federal Law shall become applicable to the Merger or any of the other transactions contemplated hereby, each of the Company, Parent and Merger Sub and the Board of Directors of each of the Company, Parent and Merger Sub shall grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby. For avoidance of doubt, no Company Change of Recommendation or Parent Change of Recommendation shall negate or change the approval of the Company Board or the Parent Board, as the case may be, for the purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement.

SECTION 5.14 Exemption From Liability Under Section 16(b). Prior to the Effective Time, Parent and the Company shall each take all such steps as may be necessary or appropriate to cause any disposition of Shares or conversion of any derivative securities in respect of such Shares in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.15 Appointment of Directors. Effective as of the Effective Time, Parent shall cause the number of directors constituting its Board of Directors to be increased to thirteen (13) members, and shall take all actions necessary to cause six (6) of such members to be Company Directors, each to hold office in accordance with the Articles of Incorporation and Bylaws of Parent until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of Parent, or as otherwise provided by applicable law.

ARTICLE VI

CONDITIONS OF MERGER

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the following conditions:

(a) Stockholder Approval. The Merger and this Agreement shall have received the Company Stockholder Approval and the Parent Stockholder Approval.

(b) Nasdaq Listing. The shares of Parent Common Stock to be issued as Merger Consideration upon consummation of the Merger shall have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance.

(c) Form S-4 Effective. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(e) Company Consents. The Company shall have obtained the consents and approvals of the Governmental Entities and third parties listed on Section 6.1(e) of the Company Disclosure Schedule, the failure of which to be received would reasonably be expected to have either a Parent Material Adverse Effect or a Company Material Adverse Effect.

(f) Parent and Merger Sub Consents. Parent and Merger Sub (and all principals thereof, to the extent applicable) shall have received all consents and approvals of Governmental Entities and third parties listed on Section 6.1(f) of the Parent Disclosure Schedule, the failure of which to be received would reasonably be expected to have either a Parent Material Adverse Effect or a Company Material Adverse Effect.

(g) Injunctions; Illegality. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 6.2 Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

(a) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects their covenants contained in this Agreement required to be performed on or prior to the Effective Time and the Company shall have received a certificate of an executive officer of Merger Sub and Parent to that effect.

(b) Representations and Warranties of Parent and Merger Sub. The representations and warranties of Parent contained in Section 2.1 (Organization), Section 2.2 (Capitalization), Section 2.3 (Subsidiaries), Section 2.4 (Authority), Section 2.7 (Absence of Certain Changes or Events), Section 2.21 (Vote/Approval Required), and Section 2.22 (Board Action), shall be true and correct as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period). The representations and warranties of Parent contained in this Agreement (other than those listed in the preceding sentence) shall be true and correct (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time, except where any effects, changes, facts, events, occurrences, developments or circumstances causing the failure of such representations and warranties to be so true and correct (without giving effect to any “materiality,” or “Parent Material Adverse Effect” qualifiers set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Company shall have received a certificate of an executive officer of Merger Sub and Parent as to the satisfaction of this Section 6.2(b).

(c) Opinion of Tax Counsel. The Company shall have received an opinion of Stinson Morrison Hecker LLP, dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Stinson Morrison Hecker LLP will be entitled to receive and rely upon customary certificates and representations of officers of the Company and Parent.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change or occurrence which had, or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 6.3 Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by Parent and Merger Sub:

(a) Performance of Obligations of the Company and its Subsidiaries. The Company and its Subsidiaries shall have performed in all material respects their respective covenants contained in this Agreement required to be performed on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company to that effect.

(b) Representations and Warranties of the Company and its Subsidiaries. The representations and warranties of the Company contained in Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), Section 3.4 (Authority), Section 3.7 (Absence of Certain Changes or Events), Section 3.21 (Board Action), Section 3.22 (Opinion of Financial Advisor), and Section 3.23 (Vote Required) shall be true and correct in all respects, in each case, as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period). The representations and warranties of the Company contained in this Agreement (other than those listed in the preceding sentence) shall be true and correct (without giving effect to any “materiality,” or “Company Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where any effects, changes, facts, events, occurrences, developments or circumstances causing the failure of such representations and warranties to be true and correct (without giving effect to any “materiality,” or “Company Material Adverse Effect” qualifiers set forth therein) would not, individually or in the aggregate, have a Company Material Adverse Effect. Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company as to the satisfaction of this Section 6.3(b).

(c) Opinion of Tax Counsel. Parent shall have received an opinion of Shutts & Bowen LLP, dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Shutts & Bowen LLP will be entitled to receive and rely upon customary certificates and representations of officers of the Company and Parent.

(d) Material Adverse Event. Since the date hereof, there shall not have been any event, change or occurrence which had, or is reasonably likely to have individually or in the aggregate, a Company Material Adverse Effect.

(e) Termination of Accounts. The accounts listed on Section 6.3 of the Company Disclosure Schedule shall have been closed or become inactive accounts without any open trades, and Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company to such effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval:

(a) by mutual written consent of the Parent and the Company; or

(b) by any party hereto, if the Effective Time shall not have occurred by December 31, 2009 (the “Termination Date”), provided, however, that the Termination Date may be extended for a period of 30 days by Parent or the Company by giving written notice to the other party at least three (3) business days prior to the initial Termination Date if (i) the conditions set forth in Section 6.1(c) or Section 6.1(d) have not been satisfied on or prior to the initial Termination Date, and (ii) all other conditions to the consummation of the Merger are satisfied on or prior to the Termination Date or capable of then being satisfied at the Closing; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been the cause of, or resulted in, the failure of the Merger to have become effective on or before such date; or

(c) by any party hereto, if a statute, rule, regulation or executive order shall have been enacted, entered or promulgated, or if a Governmental Entity shall have issued an order, decree, ruling or injunction or taken any other action (including the failure to have taken action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or injunction shall have become final and non-appealable; or

(d) by the Company, if either Parent or Merger Sub shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the Termination Date, provided that the Company shall have given Parent and Merger Sub written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; or

(e) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the Termination Date, provided that Parent and Merger Sub shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent and Merger Sub’s intention to terminate the Agreement pursuant to this Section 7.1(e) and the basis for such termination; or

(f) by Parent or the Company, if, at the Company Stockholders’ Meeting (including any adjournment, continuation or postponement thereof), the Company Stockholder Approval shall not have been obtained; except that the right to terminate this Agreement under this Section 7.1(f) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement; or

(g) by Parent or the Company, if, at the Parent Stockholders’ Meeting (including any adjournment, continuation or postponement thereof), the Parent Stockholder Approval shall not have been obtained; except that the right to terminate this Agreement under this Section 7.1(g) shall not be available to Parent where the failure to obtain Parent Stockholder Approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement; or

(h) by Parent prior to the Company Stockholders’ Meeting, if the Company Board shall (A) fail to recommend the Merger, (B) effect a Company Change of Recommendation (it being understood and agreed that any “stop-look-and-listen” communication by the Company Board to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, shall not be deemed to constitute a Company Change of Recommendation), or (C) resolve to do any of the foregoing; or

(i) by the Company prior to the Parent Stockholders’ Meeting, if the Parent Board shall (A) fail to recommend the Merger, (B) effect a Parent Change of Recommendation (it being understood and agreed that any “stop-look-and-listen” communication by the Parent Board to the stockholders of Parent pursuant to Rule 14d-9(f) of the Exchange Act, shall not be deemed to constitute a Parent Change of Recommendation), or (C) resolve to do any of the foregoing; or

(j) by the Company, if each of the stockholders of Parent identified on Schedule I to the Support Agreement shall have not executed a Joinder Agreement (as that term is defined in the Support Agreement) by the 45th day following the date of this Agreement.

(k) by the Company pursuant to Section 4.3(e); or

(l) by Parent pursuant to Section 4.4(e).

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

SECTION 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of Section 7.3, Section 7.4 and Sections 8.2 through 8.18), without any liability on the part of any party or its stockholders, partners, members, affiliates, directors, officers or agents except as set forth in Sections 7.3 and 7.4; provided that no party shall be relieved or released from any liability or damages arising from any fraud or intentional breach of this Agreement.

SECTION 7.3 Termination Fee and Other Amounts Payable by the Company upon Termination.

(a) In the event that this Agreement is terminated pursuant to Section 7.1(f), then the Company shall pay Parent a fee, in immediately available funds, in an amount equal to $4,900,000 (the “Company Termination Fee”), at the time of such termination; provided, however, that the Company Termination Fee shall not be payable if a Purchase Event (as that term is defined in the Option Agreement) shall be deemed to have occurred.

(b) In the event of: (i) the termination of this Agreement pursuant to Section 7.1(f), or (ii) the occurrence of any Purchase Event, the Company shall pay Parent any Parent Expenses at the time of such termination or Purchase Event, as applicable.

(c) Except with respect to any fraud or intentional breach of this Agreement by the Company, Parent’s right to receive the Company Termination Fee and the payment of the Parent Expenses pursuant to this Section 7.3 shall be the exclusive remedy of Parent or Merger Sub against the Company or any of its stockholders, partners, members, affiliates, directors, officers or agents for the loss suffered as a result of breach of this Agreement by the Company or the failure of the Merger to be consummated upon termination of this Agreement.

(d) The parties each agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due under this Section 7.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was due, together with the costs and expenses of Parent (including reasonable legal fees and expenses) in connection with such suit.

SECTION 7.4 Termination Fee and Other Amounts Payable by Parent Upon Termination.

(a) In the event that (i) (A) Parent or the Company terminates this Agreement pursuant to Section 7.1(b) and any Person shall have made a Parent Acquisition Proposal after the date of this Agreement which proposal has been publicly disclosed and not withdrawn prior to the termination of this Agreement by any party pursuant to Section 7.1(b), and (B) within twelve (12) months after the termination of this Agreement, any Parent Acquisition shall have been consummated or any definitive agreement with respect to any Parent Acquisition shall have been entered into, (ii) Parent or the Company terminates this Agreement pursuant to Section 7.1(g) (iii) Parent terminates this Agreement pursuant to Section 7.1(l), or (iv) the Company terminates this Agreement pursuant to Section 7.1(i); or (v) the Company terminates this Agreement pursuant to Section 7.1(d) due to the Parent’s willful breach of or willful failure to perform its obligations under any covenant contained in this Agreement, then Parent shall pay the Company a fee, in immediately available funds, in an amount equal to $4,900,000 (the “Parent Termination Fee”). The Parent Termination Fee shall be payable, in the case of subsection (i) above, on the date that such Parent Acquisition shall have been consummated or any definitive agreement with respect to such Parent Acquisition shall have been entered into, and in the case of subsections (ii) through (v), above, upon the termination of this Agreement.

(b) In the event that the Parent is required to pay the Parent Termination Fee pursuant to Section 7.4(a), Parent shall also be required to pay the Company any Company Expenses at the time that Parent is obligated to pay the Parent Termination Fee.

(c) Except with respect to any fraud or intentional breach of this Agreement by Parent, the Company’s right to receive the Parent Termination Fee and the payment of the Company Expenses pursuant to this Section 7.4 shall be the exclusive remedy of the Company against Parent, Merger Sub or any of their stockholders, partners, members, affiliates, directors, officers or agents for the loss suffered as a result of breach of this Agreement by Parent or Merger Sub or the failure of the Merger to be consummated upon termination of this Agreement.

(d) The parties each agree that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if the Parent fails promptly to pay any amounts due under this Section 7.4 and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for such amounts, Parent shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was due, together with the costs and expenses of the Company (including reasonable legal fees and expenses) in connection with such suit.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements contained in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I and Section 5.9 and Section 5.10 shall survive the Effective Time indefinitely.

SECTION 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally, (ii) on the first business day following the date of dispatch if delivered by recognized next-day courier service, and (iii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a) if to Parent or Merger Sub, to:

International Assets Holding Corporation 708 Third Avenue, Suite 702 New York, New York 10017 Attention: Sean O’Connor, Chief Executive Officer

With a copy, which shall not serve as a notice, to:

Shutts & Bowen LLP 1500 Miami Center 201 S. Biscayne Boulevard, Miami, Florida 33131
Attention:	Alfred G. Smith William G. McCullough

(b) if to the Company, to:

FCStone Group, Inc. 1251 NW Briarcliff Parkway Suite 800 Kansas City, Mo. 64116 Attention: Paul G. (Pete) Anderson, Chief Executive Officer

With a copy, which shall not serve as a notice, to:

Stinson Morrison Hecker LLP 1201 Walnut Street Suite 2900 Kansas City, Missouri 64106 Attention: Craig L. Evans, Esq.

SECTION 8.3 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

SECTION 8.4 Definitions. For purposes of this Agreement, the term:

“Amendment” shall have the meaning set forth in Section 5.2(b).

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“BMO” shall have the meaning set forth in Section 3.20.

“Bylaws” shall mean the Bylaws of the Company, as may be amended or restated from time to time.

“Cash and Segregated Funds” means any cash held by the Company or any of its Subsidiaries for the accounts of its customers or any cash deposited with any exchange, clearing organization or other broker or counterparty on behalf of any such customers and pledged in favor of the Company or such Subsidiary.

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, as may be amended or restated from time to time.

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Certificates” shall have the meaning set forth in Section 1.7(b).

“CFTC” shall mean the Commodity Futures Trading Commission.

“Cleanup” shall mean all actions required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing” shall have the meaning set forth in Section 1.14.

“Closing Date” shall have the meaning set forth in Section 1.14.

“Code” shall have the meaning set forth in Section 1.12.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Acquisition” shall mean, in each case other than the Merger or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction or series of related transactions involving the Company or any of its Subsidiaries as a result of which any Person would acquire the securities or assets described in either of clauses (ii) or (iii) below; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, constituting 10% or more of the total consolidated assets of the Company and its Subsidiaries, taken as a whole, or accounting for 10% or more of the total consolidated revenues of the Company and its Subsidiaries, taken as a whole, in any one transaction or in a series of transactions; or (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any Person involving 10% or more of the outstanding shares of Company Common Stock.

“Company Acquisition Proposal” shall mean any proposal regarding a Company Acquisition.

“Company Board” shall have the meaning set forth in the Recitals hereto.

“Company Change of Recommendation” shall have the meaning set forth in Section 4.3(d).

“Company Common Stock” shall mean the Common Stock, par value $0.0001 per share of the Company.

“Company Credit Facility” means any Credit Facility pursuant to which the Company has borrowed or may borrow money, including any such Credit Facility which may come into existence after the date of this Agreement.

“Company Directors” shall mean individuals who shall be mutually selected by the Company and Parent from the members of the Company’s Board of Directors immediately prior to the Effective Time to become members of the Board of Directors of Parent as of the Effective Time pursuant to Section 5.15.

“Company Disclosure Schedule” shall have the meaning set forth in Article III.

“Company Employee Plans” shall have the meaning set forth in Section 3.9(a).

“Company Expenses” shall mean shall mean the Company’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, provided, however, that in no event shall the Company Expenses exceed $2,000,000.

“Company Insurance Policies” shall have the meaning set forth in Section 3.18.

“Company Leased Real Property” shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Company Real Property Leases.

“Company Material Adverse Effect” shall mean any effect, change, fact, event, occurrence, development or circumstance that, individually or together with any other effect, change, fact, event, occurrence, development or circumstance:

(i) is, or is reasonably likely to result in, a material adverse effect on or change in the condition (financial or otherwise), properties, business, operations, results of operations, assets or liabilities of the Company and its Subsidiaries, taken as a whole, provided, however, that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect, or a Company Material Adverse Effect could reasonably be expected to occur: (A) changes or conditions generally affecting the economy or the financial, credit or securities markets as a whole, to the extent such changes do not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the commodities brokerage industry, (B) political or regulatory conditions (including any changes thereto), to the extent such changes do not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the commodities brokerage industry, (C) changes in, or events or conditions affecting, the commodities brokerage industry, to the extent such changes do not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the commodities brokerage industry, (D) changes, after the date hereof, in GAAP or the accounting rules or regulations of the SEC, to the extent such changes do not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the commodities brokerage industry, (E) actions expressly permitted by this Agreement or that are taken with the prior informed written consent of Parent or Merger Sub, or (F) changes in any Law, to the extent such changes do not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the commodities brokerage industry, or

(ii) does, or is reasonably likely to, prohibit, restrict or materially impede or have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger.

“Company Material Contracts” shall have the meaning set forth in Section 3.17(a).

“Company Option Plan” shall mean the 2006 Equity Incentive Plan of the Company, as such plan may be amended from time to time.

“Company Option” shall have the meaning set forth in Section 1.13(a).

“Company Owned Real Property” shall have the meaning set forth in Section 3.15(b).

“Company Permits” shall have the meaning set forth in Section 4.1.

“Company Permitted Liens” shall mean: (i) liens for current Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports; (ii) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s liens or other like Liens arising in the Ordinary Course of Business with respect to amounts not yet overdue or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports; (iii) with respect to the Company Owned Real Property, minor title defects or irregularities that do not, individually or in the aggregate, materially impair the value or use of such property, the consummation of this Agreement or the operations of the Company and its Subsidiaries; (iv) as to any Company Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the value or use of such Company Leased Real Property; and (v) Liens securing indebtedness of the Company or its Subsidiaries under any Company Credit Facility.

“Company Preferred Stock” shall have the meaning set forth in Section 3.2.

“Company Real Property Leases” shall mean the real property leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries is a party.

“Company Recommendation” shall have the meaning set forth in Section 5.2(a).

“Company Reverse Termination Fee” shall have the meaning set forth in Section 7.3(b).

“Company SEC Reports” shall have the meaning set forth in Section 3.6(a).

“Company SRO Reports” shall have the meaning set forth in Section 3.12(b).

“Company Stockholder Approval” shall have the meaning set forth in Section 3.23.

“Company Stockholders’ Meeting” shall have the meaning set forth in Section 2.10.

“Company Superior Proposal” means a Company Acquisition Proposal (except that solely for purposes of the definition of “Company Superior Proposal” all references in the definition of “Company Acquisition” to “10%” shall be deemed to be references to 50.1%) which, if consummated, is on terms which the Company Board concludes in good faith (after consultation with its legal and financial advisors) (x) would be, if consummated, more favorable to the stockholders of the Company than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement) as well as any other factors deemed relevant by the Board of Directors, and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Company Termination Fee” shall have the meaning set forth in Section 7.3(a).

“Confidentiality Agreement” shall mean the letter agreement regarding confidentiality, dated March 9, 2009, by and between the Company and Parent, as amended.

“Continuing Employees” shall have the meaning set forth in Section 5.12(b).

“Control,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract, credit arrangement or otherwise.

“Copyright” has the meaning set forth in the definition of Intellectual Property in this Section 8.4.

“Credit Facility” means any credit facility, line of credit, loan agreement or other borrowing arrangement.

“Customer Balances” means any Cash and Segregated Funds, Segregated Securities, ledger, account, exchange or clearing organization balances, marked-to-market open positions (including market value of options) and any non-segregated cash, securities, funds or other collateral, in each case, only to the extent held by or for the benefit of the Company or any of its Subsidiaries on behalf of customers of the Company or such Subsidiary.

“DGCL” shall have the meaning set forth in the Recitals hereto.

“DOJ” shall mean the U.S. Department of Justice.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employees” shall mean all individuals employed by the Company or its Subsidiaries.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous Materials at any location, or (ii) circumstances forming the basis of any violation, or alleged violation, of, or liability under any Environmental Law.

“Environmental Laws” shall mean all federal, state, local and foreign Laws, regulations and common law standards of conduct relating to pollution or protection of the environment, including without limitation, Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all Laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” shall have the meaning set forth in Section 2.9(a).

“ERISA Affiliate” shall have the meaning set forth in Section 2.9(a).

“ESOP” shall mean the Employee Stock Ownership Plan of the Company, as amended from time to time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.7(a).

“Exchange Ratio” shall have the meaning set forth in Section 1.6(a).

“FINRA” shall mean the Financial Industry Regulatory Authority.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” shall mean United States generally accepted principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Entity” shall have the meaning set forth in Section 2.10.

“Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 5.11(a).

“Intellectual Property Rights” means all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, trade names, Internet domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks “), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof with respect to the foregoing.

“Intervening Event” shall have the meaning set forth in Section 4.3(d).

“Joint Proxy Statement” shall have the meaning set forth in Section 5.1.

“Joint Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.1.

“knowledge of the Company” “or “the Company’s knowledge” shall mean the actual knowledge of the individuals listed on Exhibit E to the Agreement, after reasonable inquiry.

“knowledge of Parent” “or “the Parent’s knowledge” shall mean the actual knowledge of the individuals listed on Exhibit F to the Agreement, after reasonable inquiry.

“Law” shall mean any federal, state, county, municipal, local or foreign statute, ordinance, rule, regulation, permit, consent, waiver, notice, approval, registration, finding of suitability, license, judgment, order, decree, injunction or other authorization.

“Liabilities” means all debts, adverse claims, liabilities, commitments, responsibilities and obligations of any kind or nature whatsoever, whether direct, indirect, absolute or contingent, matured or unmatured, whether accrued, vested or otherwise, whether known or unknown, foreseen or unforeseen, and whether or not actually reflected, or required to be reflected, in any balance sheets or other books and records.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

“Memberships” means the memberships, seats on exchanges, permits, licenses, trading rights, authorizations and ownership interests in exchanges, markets, clearinghouses or similar organizations which are held by or designated for the benefit of any Person.

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 1.6(a).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Merger Sub Common Stock” shall have the meaning set forth in Section 1.6(b).

“NFA” shall mean the Financial Industry Regulatory Authority.

“NLRA” shall mean the National Labor Relations Act, as amended

“NLRB” shall mean the National Labor Relations Board.

“Non-U.S. Company Employee Plan” shall have the meaning set forth in Section 3.9(a).

“NLRB” shall mean the National Labor Relations Board.

“Non-U.S. Parent Employee Plan” shall have the meaning set forth in Section 2.9(a).

“Option Agreement” shall have the meaning set forth in the Recitals hereto.

“Order” means any judgment, order, injunction, decree, writ, or ruling of any Governmental Entity.

“Ordinary Course of Business” shall mean, with respect to a Person, the routine business operations of such Person consistent with such Person’s past practice and custom.

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Acquisition” shall mean, in each case other than the Merger or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction or series of related transactions involving Parent or any of its Subsidiaries as a result of which any Person would acquire the securities or assets described in either of clauses (ii) or (iii) below; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets (including stock of Parent’s Subsidiaries) of Parent and its Subsidiaries, taken as a whole, constituting 10% or more of the total consolidated assets of Parent and its Subsidiaries, taken as a whole, or accounting for 10% or more of the total consolidated revenues of Parent and its Subsidiaries, taken as a whole, in any one transaction or in a series of transactions; or (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any Person involving 10% or more of the outstanding shares of Parent Common Stock.

“Parent Acquisition Proposal” shall mean any proposal regarding a Parent Acquisition.

“Parent Board” shall mean the Board of Directors of Parent.

“Parent Change of Recommendation” shall have the meaning set forth in Section 4.4(d).

“Parent Common Stock” shall mean shares of Parent Common Stock, par value $0.01.

“Parent Common Stock Market Value” shall mean an amount equal to the average of the daily closing prices (as of 4:00 p.m. eastern time) per share of Parent Common Stock, as reported on the Nasdaq Stock Market (as published in The Wall Street Journal or, if not published therein or incorrectly published therein, in another authoritative source mutually selected by Parent and the Company) for the ten (10) consecutive full trading days immediately preceding the two (2) consecutive full trading days immediately preceding the date of the Company Stockholders’ Meeting.

“Parent Credit Facility” means any Credit Facility pursuant to which the Parent has borrowed or may borrow money, including any such Credit Facility which may come into existence after the date of this Agreement.

“Parent Directors” shall mean members of Parent’s Board of Directors immediately prior to the Effective Time.

“Parent Disclosure Schedule” shall have the meaning set forth in Article II.

“Parent Employee Plans” shall have the meaning set forth in Section 2.9(a).

“Parent Expenses” shall mean Parent’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, provided, however, that in no event shall the Parent Expenses exceed $2,000,000.

“Parent Insurance Policies” shall have the meaning set forth in Section 2.18.

“Parent Leased Real Property” shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by Parent or any of its Subsidiaries under the Parent Real Property Leases.

“Parent Material Adverse Effect” shall mean any effect, change, fact, event, occurrence, development or circumstance that, individually or together with any other effect, change, fact, event, occurrence, development or circumstance:

(i) is, or is reasonably likely to result in, a material adverse effect on or change in the condition (financial or otherwise), properties, business, operations, results of operations, assets or liabilities of Parent and its Subsidiaries, taken as a whole, provided, however, that none of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect, or a Parent Material Adverse Effect could reasonably be expected to occur: (A) changes or conditions generally affecting the economy or the financial, credit or securities markets as a whole, to the extent such changes do not affect Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the securities brokerage, commodities brokerage or foreign exchange industries, (B) political or regulatory conditions (including any changes thereto), to the extent such changes do not affect Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the securities brokerage, commodities brokerage or foreign exchange industries, (C) changes in, or events or conditions affecting, any of the securities brokerage, commodities brokerage or foreign exchange industries, to the extent such changes do not affect Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the securities brokerage, commodities brokerage or foreign exchange industries, (D) changes, after the date hereof, in GAAP or the accounting rules or regulations of the SEC, to the extent such changes do not affect Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the securities brokerage, commodities brokerage or foreign exchange industries, (E) actions expressly permitted by this Agreement or that are taken with the prior informed written consent of the Company, or (F) changes in any Law, to the extent such changes do not affect Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the securities brokerage, commodities brokerage or foreign exchange industries, or

(ii) does, or is reasonably likely to, prohibit, restrict or materially impede or have a material adverse effect on the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger..

“Parent Material Contracts” shall have the meaning set forth in Section 2.14(a).

“Parent Option Plan” shall mean the 2003 Stock Option Plan of Parent, as such plan may be amended from time to time.

“Parent Options” shall have the meaning set forth in Section 1.13(a).

“Parent Owned Real Property” shall have the meaning set forth in Section 2.15(b).

“Parent Permits” shall have the meaning set forth in Section 4.2.

“Parent Permitted Liens” shall mean: (i) liens for current Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Parent SEC Reports; (ii) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s liens or other like Liens arising in the Ordinary Course of Business with respect to amounts not yet overdue or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Parent SEC Reports; (iii) with respect to the Parent Owned Real Property, minor title defects or irregularities that do not, individually or in the aggregate, materially impair the value or use of such property, the consummation of this Agreement or the operations of Parent and its Subsidiaries; (iv) as to any Parent Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the value or use of such Parent Leased Real Property; and (v) Liens securing indebtedness of parent or its Subsidiaries under any Parent Credit Facility.

“Parent Real Property Leases” shall mean the real property leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which Parent or any of its Subsidiaries is a party.

“Parent Recommendation” shall have the meaning set forth in Section 5.2(b).

“Parent Reverse Termination Fee” shall have the meaning set forth in Section 7.4(b).

“Parent SEC Reports” shall have the meaning set forth in Section 2.6(a).

“Parent SRO Reports” shall have the meaning set forth in Section 2.12(b).

“Parent Stockholder Approval” shall have the meaning set forth in Section 2.21.

“Parent Stockholders’ Meeting” shall have the meaning set forth in Section 3.10.

“Parent Superior Proposal” means a Parent Acquisition Proposal (except that solely for purposes of the definition of “Parent Superior Proposal” all references in the definition of “Parent Acquisition” to “10%” shall be deemed to be references to 50.1%) which, if consummated, is on terms which the Parent Board concludes in good faith (after consultation with its legal and financial advisors) (x) would be, if consummated, more favorable to the stockholders of Parent than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by the Company to amend the terms of this Agreement) as well as any other factors deemed relevant by the Board of Directors, and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Parent Termination Fee” shall have the meaning set forth in Section 7.4(a).

“PBGC” shall have the meaning set forth in Section 2.9(h).

“Pension Plan” shall mean any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

“Person” shall mean any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, special purpose vehicle, any unincorporated organization, any other entity, a “group” of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act, or a Governmental Entity.

“Proceedings” shall have the meaning set forth in Section 2.8.

“Purchase Event” shall have the meaning set forth in Section 7.3(a).

“Registration Statement” shall have the meaning set forth in Section 5.4.

“Regulatory Accounting Report” means CFTC Form 1-FR-FCM “Statement of the Computation of the Minimum Capital Requirements” or SEC Form X-17A-5, Focus Report, Financial and Operational Combined Uniform Single Report, Part II, as applicable.

“Regulatory Order” shall have the meaning set forth in Section 2.12(c)(iii).

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Required Approvals” shall have the meaning set forth in Section 5.9(a).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission or any other Governmental Entity administering the Securities Act and the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Segregated Securities” means any securities held by a party to this Agreement or any of its Subsidiaries with respect to its customers’ accounts or any securities deposited with an exchange, clearing organization or other broker or counterparty on behalf of any such customers and pledged in favor of such party to this Agreement or such Subsidiary or any exchange.

“Self Regulatory Organization” shall mean any U.S. or foreign commission, board, agency or body that is charged with regulating its own members through the adoption and enforcement of financial, sales practice and other requirements for brokers, dealers, securities underwriting or trading, stock exchanges, commodity exchanges, commodity intermediaries, commodity pools, electronic communications networks, insurance companies or agents, investment companies or investment advisers.

“Software” has the meaning set forth in the definition of Intellectual Property in this Section 8.4.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly, through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the sole manager or managing member, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the managers or other Person or body responsible for the governance or management thereof or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) more than a 50% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof.

“Support Agreement” shall have the meaning set forth in the Recitals hereto.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Surviving Corporation Common Stock” shall mean the common stock, par value $0.0001 per share, of the Surviving Corporation.

“Tax Return” shall mean any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets, and including any amended return, report, information return or other document) with respect to Taxes.

“Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments imposed by any U.S. federal, state, or local taxing authority or by any non-U. S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments) franchise, estimated, severance, stamp, and other taxes; and (ii) all interest, fines, penalties or additions attributable to or in respect of any items described in clause (i), and any interest on any fines, penalties, or additions.

“Termination Date” shall have the meaning set forth in Section 7.1(b).

“Trademark” has the meaning set forth in the definition of Intellectual Property Rights in this Section 8.4.

“Treasury Regulations” shall mean the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

“WARN Act” shall have the meaning set forth in Section 2.19(a).

SECTION 8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

SECTION 8.7 Entire Agreement. This Agreement, the Support Agreement, the Option Agreement, the Disclosure Schedules and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 8.8 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors.

SECTION 8.9 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES). EACH PARTY HEREBY AGREES AND CONSENTS TO BE SUBJECT TO THE JURISDICTION OF FEDERAL AND STATE COURTS LOCATED IN THE STATE OF DELAWARE, AND ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH

COURTS. EACH OF THE PARTIES HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

SECTION 8.10 Amendment. This Agreement may be amended by the parties hereto at any time before the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.11 Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

SECTION 8.12 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 8.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

SECTION 8.14 Interpretation.

(a) The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any other agreement contemplated hereby, and there is a dispute with respect to the construction or interpretation of such agreement, the dispute resolution procedure provided for in such agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

(b) The table of contents is for convenience of reference only, does not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c) No provision of this Agreement will be interpreted in favor of, or against, any party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

SECTION 8.15 Disclosure Generally. Information furnished in any particular Section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be included in another Section of the Company Disclosure Schedule or Parent Disclosure Schedule, respectively, and refer to another corresponding section of this Agreement, only to the extent that a matter in such Section of the Company Disclosure Schedule or Parent Disclosure Schedule (as applicable) is disclosed in such a way as to make its relevance to the information called for by such other Section of this Agreement readily apparent on its face.

SECTION 8.16 No Third Party Beneficiaries. Except for (i) the rights of the Indemnified Parties pursuant to Section 5.11 and (ii) as provided in Section 5.12 with respect to certain directors, officers, and employees of the Company and its Subsidiaries, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.11 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 8.17 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be duly executed and delivered by its respective duly authorized officer, all as of the date first above written.

INTERNATIONAL ASSETS HOLDING CORPORATION

By:	/s/ Sean O’Connor
Name:	Sean O’Connor
Title:	Chief Executive Officer

INTERNATIONAL ASSETS ACQUISITION CORP.

By:	/s/ Sean O’Connor
Name:	Sean O’Connor
Title:	President

FCSTONE GROUP, INC.

By:	/s/ Paul G. Anderson
Name:	Paul G. Anderson
Title:	Chief Executive Officer

Exhibit A

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of July 1, 2009, is by and between FCStone Group, Inc., a Delaware corporation (“FCStone”), and the stockholders of International Assets Holding Corporation, a Delaware corporation (“INTL” or the “Parent”), signatories hereto (collectively with the stockholders of INTL identified on Schedule I hereto which have now or hereafter executed a Joinder Agreement (as defined below), the “Stockholders” and individually, a “Stockholder”).

WHEREAS, FCStone, INTL and International Assets Acquisition Corp., a Delaware corporation (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, each Stockholder is the beneficial owner, for itself or the benefit of certain funds and/or accounts managed by him, of that number of shares of common stock, par value $0.01 per share, of the Parent (the “Shares”) set forth below the Stockholder’s name on the signature page hereto or to the Joinder Agreement, as applicable (the Shares beneficially owned by such Stockholder, together with any additional Shares of the Parent acquired after the date hereof, being collectively referred to herein as the Stockholder’s “Subject Shares”); and

WHEREAS, each Stockholder identified on Schedule I (the “Unbound Stockholders”) hereto is an affiliate of one of the Stockholders signatory hereto (the “Bound Stockholders”) as identified on Schedule I; and

WHEREAS, as a condition to the willingness of FCStone to enter into the Merger Agreement, and as an inducement to it to do so, the Bound Stockholders have agreed for the benefit of FCStone as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, the parties hereto hereby severally, and not jointly, agree as follows:

ARTICLE I

VOTING AGREEMENT AND PROXY

Section 1.1 Joinder Agreements

As soon as reasonably practicable, and in no event later than 45 days after the date hereof, each Bound Stockholder shall use his reasonable best efforts to cause the Unbound Stockholders that are identified as affiliates of such Bound Stockholder on Schedule I hereof to execute and deliver a Joinder Agreement in the form (appropriately completed) attached hereto as Annex A (the “Joinder Agreement”).

Section 1.2 Agreement to Vote

At any meeting of the holders of the Parent’s Shares held prior to the termination of Article I of this Agreement pursuant to Section 2.13 hereof (the “Article I Termination Date”), however called, and at every adjournment or postponement thereof prior to the Article I Termination Date, each Stockholder shall vote or cause to be voted the Subject Shares (a) in favor of (i) the adoption of the

Merger Agreement by the Parent, (ii) the merger (the “Merger”) and other transactions contemplated by the Merger Agreement, (iii) the amendment and restatement of the certificate of incorporation of Company as contemplated by the Merger Agreement, and (iv) any actions required in furtherance of the Merger and the other transactions contemplated by the Merger Agreement, and (b) against (i) any Parent Acquisition Proposal (as defined in the Merger Agreement), (ii) any proposal for action or agreement that is reasonably likely to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Parent under the Merger Agreement or that is reasonably likely to result in any of the conditions to the obligations of the Parent under the Merger Agreement not being fulfilled, or (iii) any other action which could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated (clauses (a) and (b) together, the “Proxy Matters”).

Section 1.3 Proxies and Voting Agreements

Each Stockholder hereby irrevocably and unconditionally revokes any and all previous proxies granted with respect to the Subject Shares with respect to the Proxy Matters. Prior to the Article I Termination Date, each Stockholder agrees not to, directly or indirectly, with respect to the Subject Shares (a) grant any proxies or powers of attorney (other than pursuant to this Agreement and the Merger proxy statement), (b) deposit any of such Shares into any voting trust or (c) enter into any other voting agreement or understanding, in each case relating to the Proxy Matters.

Section 1.4 Transfer of Shares by the Stockholder

Prior to the Article I Termination Date, each Stockholder agrees not to sell, transfer, assign, convey or otherwise dispose of, directly or indirectly, any of the Subject Shares held by the Stockholder to any persons controlling, controlled by or under common control with the Stockholder who do not agree to become bound by the terms of this Agreement or to any other Person for the primary purpose of the circumvention of the obligations under this Agreement.

Section 1.5 Stockholder Representations and Warranties

Each Stockholder represents and warrants to FCStone that (i) the Stockholder has duly authorized, executed and delivered this Agreement and that this Agreement constitutes a valid and binding agreement, (ii) the consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval or notice under, any provision of law applicable to the Stockholder, other than notice filings or other information required to be included in filings pursuant to the Securities Exchange Act of 1934, as amended, and, if applicable, filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) there are no outstanding options, warrants or rights to purchase or acquire, or proxies, powers-of-attorney or voting agreements relating to, the Subject Shares, other than this Agreement, (iv) the Shares set forth below the Stockholder’s name on the signature page hereto or to the Joinder Agreement, as applicable, constitute all of the securities of the Parent owned of record by the Stockholder on the date hereof and (v) the Stockholder has the present power and right to direct, as to the voting of all of the issued and outstanding Shares set forth below the Stockholder’s name on the signature page hereto, or to the Joinder Agreement, as applicable, the record owner thereof as contemplated herein.

ARTICLE II

MISCELLANEOUS

Section 2.1 Further Assurances

From time to time, at the reasonable request of FCStone, each Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable under applicable law to consummate the transactions contemplated by this Agreement.

Section 2.2 Specific Performance

Each Stockholder agrees that FCStone would be irreparably damaged if for any reason the Stockholder fails to perform any of its obligations under this Agreement, and that FCStone would not have an adequate remedy at law for money damages in such event. Accordingly, FCStone shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder. This provision is without prejudice to any other rights that FCStone may have against the Stockholder for any failure to perform its obligations under this Agreement.

Section 2.3 Notices

All notices to be given pursuant hereto shall be given in accordance with Section 8.2 of the Merger Agreement, with the address for the Stockholder as set forth on the signature page hereof.

Section 2.4 Definitions and Interpretation

Capitalized terms that are used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. Section 8.4 of the Merger Agreement shall govern the interpretation hereof.

Section 2.5 Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

Section 2.6 Binding Effect and Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective permitted successors and assigns. This Agreement shall not be assignable by either party hereto without the written consent of the other party hereto. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No person other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.

Section 2.7 Governing Law; Jurisdiction; Waiver of Jury Trial

To the maximum extent permitted by applicable law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement involves at least U.S. $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (i) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii) subject to service of process in the State of Delaware. Each party hereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of any federal or state court located in the State of Delaware (the “Delaware Courts”), including the Delaware Court of Chancery in and for New Castle County, for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (b) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum and (c) acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.

Section 2.8 Entire Agreement; Amendments and Waivers

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 2.9 Severability

Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision, and this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. The parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision the effects of which come as close as possible to those of such invalid, illegal or unenforceable provision.

Section 2.10 Attorneys’ Fees

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

Section 2.11 Stockholder Capacity

Each Stockholder signs solely in the Stockholder’s capacity as the record holder or beneficial owner of the Subject Shares and nothing in this Agreement shall limit or affect any actions taken by the Stockholder in the Stockholder’s capacity as an officer or director of the Parent.

Section 2.12 Several Obligations

The obligations of each Stockholder under this Agreement are several and not joint, and no Stockholder shall have any liability for any violation of the terms and conditions of this Agreement by any other Stockholders.

Section 2.13 Termination

This Agreement shall terminate and be of no further force and effect upon the first to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time (as defined in the Merger Agreement), or (iii) a Parent Change of Recommendation.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FCSTONE GROUP, INC.

By:
Name:	Paul G. Anderson
Title:	President and Chief Executive Officer

BOUND STOCKHOLDERS:

SEAN M. O’CONNOR
708 Third Avenue, 7th Floor
New York, New York, 10017

Number of Shares: 248,864 Shares

SCOTT J. BRANCH
708 Third Avenue, 7th Floor
New York, New York, 10017

Number of Shares: 534,964 Shares

JOHN RADZIWILL

Number of Shares: 2,909 Shares

Schedule I

UNBOUND STOCKHOLDERS

Number of Shares
Affiliates of Sean M. O’Connor:
The St. James Trust	780,434

Affiliates of Scott J. Branch:
Barbara Branch	367,647

Affiliates of John Radziwill:
Goldcrown Asset Management Limited	569,853
Humble Trading Limited	272,913

TOTAL:	1,990,847

S-1

ANNEX A

JOINDER AGREEMENT

The undersigned, [                    ] (the “Stockholder”), by execution and delivery of this Joinder Agreement:

1. Acknowledges receipt of a copy of the Support Agreement (the “Support Agreement”), dated as of July             , 2009, initially by and among FCStone Group, Inc., a Delaware corporation (“FCStone”), Sean M. O’Connor, Scott J. Branch and John Radziwill. Capitalized terms used herein not otherwise defined herein shall have the meaning given to such terms in the Support Agreement as in effect on the date hereof.

2. In accordance with Section 1.1 of the Support Agreement, agrees to be fully bound by all the terms, restrictions and requirements of the Support Agreement, which hereafter shall be binding upon and inure to the benefit of the Stockholder.

Name:

Number of Shares of INTL:

Annex A- 1

Exhibit B

THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN

RESTRICTIONS CONTAINED HEREIN AND TO RESALE RESTRICTIONS UNDER

THE SECURITIES ACT OF 1933, AS AMENDED

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT , dated as of July 1, 2009 (this “Agreement”), is made by and between FCSTONE GROUP, INC., a Delaware corporation (“Issuer”), and INTERNATIONAL ASSETS HOLDING CORPORATION, a Delaware corporation (“Grantee”).

WHEREAS , Issuer, Grantee and International Assets Acquisition Corp., a Delaware corporation (“Merger Sub”), are concurrently herewith entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Issuer will be merged with Merger Sub, with Issuer being the surviving corporation (the “Merger”); and

WHEREAS , as a condition and inducement to Grantee’s execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined herein).

NOW, THEREFORE , in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

1. Defined Terms.

(a) Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

(b) The term “person” shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

2. Grant of Option. Issuer hereby grants to Grantee an irrevocable option (the “Option”) to purchase, subject to the terms and conditions set forth herein, up to 5,558,107 shares (as adjusted as set forth herein, the “Option Shares”) of common stock, par value $0.0001 per share, of Issuer (the “Issuer Common Stock”) at a purchase price per Option Share (as adjusted as set forth herein, the “Purchase Price”) of $4.15; provided that in no event shall the number of Option Shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock without giving effect to any shares subject to or issued pursuant to the Option. Issuer shall make proper provision so that each Option Share issued upon exercise of the Option shall be accompanied by the applicable number of rights or other benefits as may be provided in any Issuer rights agreement or similar agreement that may be adopted after the date hereof.

3. Exercise of Option.

(a) Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined in Section 3(b)) on or after the date hereof; provided that the Option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Merger Agreement in accordance with the terms thereof so long as, in the case of this clause (B), such termination did not result in a Purchase Event pursuant to Section 3(b)(ii)(A), (B), (C) or (E) of this Agreement and such termination did not occur after a Person shall have made a Company Acquisition Proposal described in Section 3(b)(ii)(D)(I), (C) twelve months after the termination of the Merger Agreement if a Person shall have made a Company Acquisition Proposal described in Section 3(b)(ii)(D)(I) and no Company Acquisition shall have been consummated and no definitive agreement with respect to any Company Acquisition shall have been entered into, and (D) the date which is six months after the occurrence of a Purchase Event; and provided, further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law; and provided, further, that Grantee shall have sent the written notice of such exercise (as provided in Section 3(d)) within six months following such Purchase Event. Notwithstanding the termination of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance herewith prior to the termination of the Option. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

(b) As used herein, a “Purchase Event” means any of the following events:

(i) prior to the termination of the Merger Agreement, any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any group (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which Grantee or any Subsidiary of Grantee is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, shares of Issuer Common Stock or other voting securities representing 20% or more of the voting power of Issuer; or

(ii) (A) the Issuer terminates the Merger Agreement pursuant to Section 7.1(k) thereof, (B) the Grantee terminates the Merger Agreement pursuant to Section 7.1(h) thereof, (C) any Person shall have made a Company Acquisition Proposal during the term of the Merger Agreement which proposal has been publicly disclosed and not withdrawn prior to the Company Stockholders’ Meeting and thereafter the Merger Agreement is terminated by any party pursuant to Section 7.1(f) thereof, (D) (I) any Person shall have made a Company Acquisition Proposal during the term of the Merger Agreement which proposal has been publicly disclosed and not withdrawn prior to the termination of the Merger Agreement and the Merger Agreement is terminated by any party pursuant such Section 7.1(b) and (II) within twelve months after the termination of the Merger Agreement, any Company Acquisition shall have been consummated or a definitive agreement with respect to any Company Acquisition shall have been entered into, or (E) the Parent terminates the Merger Agreement pursuant to Section 7.1 (e), due to the Issuer’s willful breach of or willful failure to perform its obligations under any covenant contained in the Merger Agreement.

(c) Issuer shall notify Grantee promptly in writing of the occurrence of any Purchase Event described in Section 3(b)(i) or Section 3(b)(ii)(C) or (D) of this Agreement, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

(d) In the event Grantee wishes to exercise the Option, Grantee shall give Issuer written notice (the date of which is herein referred to as the “Notice Date”) specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing (the “Closing”) of such purchase (the date of such Closing, the “Closing Date”); provided that if the Closing cannot be consummated by reason of any applicable law, rule, regulation or order or the need to obtain any necessary approvals or consents of applicable Governmental Entities, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided, further, without limiting the foregoing, that if prior notification or application to, approval of or authorization by any Governmental Entity is required in connection with such purchase, Issuer shall use its reasonable best efforts to cooperate with Grantee in the prompt filing of the required notice or application for approval or authorization, and the Closing shall occur immediately following the date on which such approvals have been obtained and any required notification or waiting periods have expired.

(e) In the event Grantee receives official notice that an approval or consent of any Governmental Entity required for the purchase of Option Shares will not be issued or granted, Grantee shall be entitled to exercise the Option in connection with the resale of Issuer Common Stock or other securities pursuant to a registration statement as provided in Section 10 to the extent permitted by applicable law. The provisions of this Section 3 and Section 4 shall apply with appropriate adjustments to any such exercise.

4. Payment and Delivery of Certificates.

(a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer (provided that the failure or refusal of Issuer to designate a bank account shall not preclude Grantee from exercising the Option), an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to Issuer at the address of Issuer specified in Section 13(f).

(b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be fully paid, validly issued and non-assessable, free and clear of all liens, claims, charges, security interests or other encumbrances (“Liens”) other than those created by the express terms of this Agreement, and subject to no preemptive or other similar rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state securities laws or of the provisions of this Agreement.

(c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(d) It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

(e) Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under Section 3(d), the tender of the applicable Purchase Price in immediately available funds and the tender of this Agreement to Issuer, Grantee shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, regardless of whether the stock transfer books of Issuer are then closed or certificates representing such shares of Issuer Common Stock are then actually delivered to Grantee. Issuer shall pay all expenses, and any and all federal, foreign, state, and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4(d) in the name of Grantee or its assignee, transferee, or designee.

(f) Issuer agrees (i) that it shall at all times maintain, free from Liens and preemptive or similar rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock then outstanding, (ii) that it will not, by charter amendment or through reorganization, recapitalization, consolidation, merger, dissolution, liquidation, spin-off, sale of assets or similar transaction, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, agreements, stipulations or conditions to be observed or performed hereunder by Issuer, and (iii) that it will promptly take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements and (B) in the event prior approval or authorization of or notice or application to any Governmental Entity is necessary before the Option may be exercised, cooperating fully with Grantee in preparing such applications or notices and providing such information to such Governmental Entities as may be required) in order to permit Grantee to exercise the Option and Issuer to duly and effectively issue shares of Issuer Common Stock pursuant hereto on a timely basis.

5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

(a) Corporate Authority. Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and, subject to receiving any necessary approvals or consents from Governmental Entities, the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by Issuer and (assuming due authorization, execution and delivery by Grantee) constitutes a valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Shares Reserved for Issuance; Capital Stock. Issuer has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance, upon the exercise of the Option, that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock and other shares and securities which are at any time and from time to time purchasable upon exercise of the Option, and all such shares and other securities, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and non-assessable, and will be delivered free and clear of all Liens (other than those created by the express terms of this Agreement) and not subject to any preemptive or other similar rights.

(c) No Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws, or the comparable governing instruments of any of its Subsidiaries, or (B) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its Subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, regulation or order or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject, that would in any case give any other person the ability to prevent or enjoin Issuer’s performance under this Agreement in any material respect.

(d) Board Action. The Board of Directors of Issuer has approved this Agreement and the consummation of the transactions contemplated hereby as required under Section 203 of the DGCL and, to its knowledge, any other applicable state takeover laws so that any such state takeover laws do not and will not apply to this Agreement or any of the transactions contemplated hereby (including the purchase of shares of Issuer Common Stock pursuant to the Option).

(e) No Restrictions. No Delaware law applicable generally to corporations or, to Issuer’s knowledge, other takeover statute applicable generally to corporations or similar corporate law and no provision of the certificate of incorporation or by-laws of Issuer or any agreement to which Issuer is a party (i) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement, or (ii) as a result of the consummation of the transactions contemplated by this Agreement, (A) would or would purport to restrict or impair the ability of Grantee to vote or otherwise exercise the rights of a shareholder with respect to securities of Issuer or any of its Subsidiaries that may be acquired or controlled by Grantee or (B) would or would purport to entitle any person to acquire securities of Issuer.

6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer as follows:

(a) Corporate Authority. Grantee has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and, subject to obtaining any necessary approvals or consents from Governmental Entities, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee; and this Agreement has been duly executed and delivered by Grantee and (assuming due authorization, execution and delivery by Issuer) constitutes a valid and binding obligation of Grantee, enforceable against Grantee in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be acquired with a view to the public distribution thereof in violation of any federal or state securities laws and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and any applicable state securities laws.

7. Adjustment upon Changes in Issuer Capitalization, Etc.

(a) In the event of any change from time to time in Issuer Common Stock or any other shares or securities subject to the Option by reason of a stock dividend, subdivision, spinoff, stock split, split-up, merger, consolidation, recapitalization, combination, exchange of shares, or dividend or distribution, other than regular cash dividends, on or in respect of the Issuer Common Stock, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a) or upon exercise of the Option or upon the exercise of any stock option issued to an officer, director or employee of Issuer or any of its Subsidiaries pursuant to the Issuer’s equity incentive plan that is outstanding as of the date hereof), the number of shares of Issuer Common Stock subject to the Option shall be increased so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants, agreements, representations or warranties in the Merger Agreement.

(b) Without limiting the parties’ relative rights, remedies, liabilities and obligations under the Merger Agreement or this Agreement, in the event that, prior to the termination of the Option, Issuer shall enter into an agreement (other than the Merger Agreement)

(i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger,

(ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for another class or series of stock or other securities of Issuer or any other person or cash or any other property, or the outstanding shares of Issuer Common Stock immediately prior to such merger shall, after such merger, represent less than 50% of the outstanding shares and share equivalents having general voting power of the merged company, or

(iii) to sell or otherwise transfer all or substantially all of its assets (or those of its Subsidiaries taken as a whole) in one transaction or a series of related transactions, to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the “Substitute Option”), at the election of Grantee, of either (x) the Acquiring Corporation (as hereinafter defined), or (y) any person that controls the Acquiring Corporation (such person being referred to as the “Substitute Option Issuer”).

(c) The Substitute Option shall have the same terms as the Option; provided that the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 7 and the repurchase rights relating thereto shall be as set forth in Section 9; provided, further, that if a Purchase Event shall have occurred prior to or in connection with the issuance of such Substitute Option, the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a further Purchase Event; and provided, further, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. Substitute Option Issuer shall also enter into an agreement with Grantee in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

(d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Market/Offer Price (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of Substitute Common Stock (the “Substitute Option Price”) shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

(e) The following terms have the meanings indicated:

(i) “Acquiring Corporation” shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), or at Grantee’s election, any person that controls such surviving corporation, (y) Issuer in a merger in which Issuer is the continuing or surviving person, or (z) the transferee of all or substantially all of Issuer’s assets (or of the assets of its Subsidiaries taken as a whole).

(ii) “Market/Offer Price” shall mean the highest of (v) the highest price per share of Issuer Common Stock at which a tender offer or an exchange offer therefor has been made, (w) the highest price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (x) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), (y) the highest closing price for shares of Issuer Common Stock within the 12-month period immediately preceding the date on which the merger, consolidation, asset sale or other transaction in question is consummated, and (z) in the event of a sale of all or substantially all of Issuer’s assets (or those of its Subsidiaries taken as a whole) an amount equal to (I) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer, as determined by a nationally-recognized independent investment banking firm selected by Grantee, divided by (II) the number of shares of Issuer Common Stock outstanding at such time. In calculating the Market/Offer Price, in the event that a tender offer or an exchange offer is made for Issuer Common Stock or an agreement is entered into involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally-recognized independent investment banking firm selected by Grantee.

(iii) “Average Price” shall mean the average closing sales price per share of a share of Substitute Common Stock quoted on the NASDAQ Stock Market (or if Substitute Common Stock is not quoted on the NASDAQ Stock Market, the highest bid price per share as quoted on the principal trading market on which such shares are traded as reported by a recognized source) for the 12-month period immediately preceding the date of consummation of the consolidation, merger or sale in question; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, by the person merging into Issuer or by any company which controls such person, as Grantee may elect.

(iv) “Substitute Common Stock” shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

(f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock but for the limitation in the first sentence of this Section 7(f), Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 7(f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 7(f). This difference in value shall be determined by a nationally-recognized independent investment banking firm selected by Grantee.

(g) Issuer shall not enter into any transaction described in Section 7(b) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision) than other shares of common stock issued by Substitute Option Issuer).

8. Repurchase at the Option of Grantee.

(a) At the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(c)) and prior to the termination of the Option pursuant to Section 3(a), Issuer (or any successor) shall repurchase from Grantee (x) the Option and (y) all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 8 is referred to as the “Request Date”. Such repurchase shall be at an aggregate price (the “Section 8 Repurchase Consideration”) equal to the sum of:

(i) the Purchase Price paid by Grantee for each share of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares;

(ii) the excess, if any, of (x) the Market/Offer Price for each share of Issuer Common Stock over (y) the Purchase Price (as adjusted pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

(iii) the excess, if any, of the Market/Offer Price over the Purchase Price paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable, as adjusted pursuant to Section 7) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

(b) If Grantee exercises its rights under this Section 8, Issuer shall, within 5 business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment, Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Governmental Entity is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval) and the period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 8 Repurchase Consideration shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Governmental Entity disapproves of any part of Issuer’s proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Grantee. If any Governmental Entity prohibits the repurchase (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required approvals from Governmental Entities to accomplish such repurchase) in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Governmental Entity, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased; whereupon, in the case of clause (ii), Issuer shall promptly (x) deliver to Grantee that portion of the Section 8 Repurchase Consideration that Issuer is not prohibited from delivering and (y) deliver to Grantee, as appropriate, either (A) a new Stock Option Agreement evidencing the right of Grantee to purchase that number of shares of Issuer Common Stock obtained by multiplying the number of shares of Issuer Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Section 8 Repurchase Consideration less the portion thereof theretofore delivered to Grantee and the denominator of which is the Section 8 Repurchase Consideration, or (B) a certificate for the Option Shares it is then so prohibited from repurchasing; provided that if the Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the thirtieth business day after such date, Grantee shall nonetheless have the right so to exercise the Option or exercise its rights under this Section 8 until the expiration of such period of 30 business days. Grantee shall notify Issuer of its determination under the preceding sentence within 10 business days of receipt of notice of disapproval of the repurchase.

(c) As used herein, a “Repurchase Event” shall occur if (A) (i) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) has been consummated and (B) a Purchase Event shall have occurred prior to the termination of the Option.

9. Repurchase of Substitute Option.

(a) At the request of Grantee at any time prior to the termination of the Substitute Option as set forth in Section 3(a), Substitute Option Issuer (or any successor) shall repurchase from Grantee (x) the Substitute Option and (y) all shares of Substitute Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 9 is referred to as the “Section 9 Request Date”. Such repurchase shall be at an aggregate price (the “Section 9 Repurchase Consideration”) equal to the sum of:

(i) the purchase price paid by Grantee for each share of Substitute Common Stock acquired pursuant to the Option or Substitute Option with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares;

(ii) the excess, if any, of (x) the Substitute Applicable Price (as hereinafter defined) for each share of Substitute Common Stock over (y) the Substitute Option Price (as adjusted pursuant to Section 7) multiplied by the number of shares of Substitute Common Stock with respect to which the Substitute Option has not been exercised; and

(iii) the excess, if any, of the Substitute Applicable Price over the purchase price paid (or in the case of shares with respect to which the Option or Substitute Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Substitute Common Stock with respect to which the Option or Substitute Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

(b) If Grantee exercises its rights under this Section 9, Substitute Option Issuer shall, within 5 business days after the Section 9 Request Date, pay the Section 9 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment, Grantee shall surrender to Substitute Option Issuer the Substitute Option and the certificates evidencing the shares of Substitute Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Governmental Entity is required in connection with the payment of all or any portion of the Section 9 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to Section 9, in whole or in part, or to require that Substitute Option Issuer deliver from time to time that portion of the Section 9 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval) and the period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 9 Repurchase Consideration shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Governmental Entity disapproves of any part of Substitute Option Issuer’s proposed repurchase pursuant to this Section 9, Substitute Option Issuer shall promptly give notice of such fact to Grantee. If any Governmental Entity prohibits the repurchase (and Substitute Option Issuer hereby undertakes to use its reasonable best efforts to obtain all required approvals from Governmental Entities to accomplish such repurchase) in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Governmental Entity, determine whether the repurchase should apply to the Substitute Option and/or Option Shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Substitute Option as to the number of Option Shares for which the Substitute Option was exercisable at the Section 9 Request Date less the sum of the number of shares covered by the Substitute Option in respect of which payment has been made pursuant to Section 9(a)(ii) and the number of shares covered by the portion of the Substitute Option (if any) that has been repurchased; whereupon, in the case of clause (ii), Substitute Option Issuer shall promptly (x) deliver to Grantee that portion of the Section 9 Repurchase Consideration that Substitute Option Issuer is not prohibited from delivering and (y) deliver to Grantee, as appropriate, either (A) a new Stock Option Agreement evidencing the right of Grantee to purchase that number of shares of Substitute Common Stock obtained by multiplying the number of shares of Substitute Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Section 9 Repurchase Consideration less the portion thereof theretofore delivered to Grantee and the denominator of which is the Section 9 Repurchase Consideration or (B) a certificate for the Option Shares it is then so prohibited from repurchasing; provided that if the Substitute Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the 30th business day after such date, Grantee shall nonetheless have the right so to exercise the Substitute Option or exercise its rights under Section 9 until the expiration of such period of 30 business days. Grantee shall notify Substitute Option Issuer of its determination under the preceding sentence within 10 business days of receipt of notice of disapproval of the repurchase.

(c) For purposes of this Agreement, the “Substitute Applicable Price” means the highest closing sales price per share of Substitute Common Stock during the six months preceding the Section 9 Request Date.

(d) Following the conversion of the Option into a Substitute Option, all references to “Issuer”, “Issuer Common Stock” and “Section 8” contained herein shall also be deemed to be references to “Substitute Option Issuer”, “Substitute Common Stock” and “Section 9”, respectively.

10. Registration Rights.

(a) Demand Registration Rights. Issuer shall, subject to the conditions of Section 10(c) below, if requested by any Grantee following a Purchase Event that occurs prior to the termination of the Option, including Grantee and any permitted transferee (“Selling Stockholder”), as expeditiously as possible prepare, file and keep current a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Stockholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Stockholder in such request, including, without limitation, a “shelf” registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

(b) Additional Registration Rights. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Grantee of its intention to do so and, upon the written request of any Selling Stockholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Selling Stockholder), Issuer will cause all such shares for which a Selling Stockholder requests participation in such registration to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect to not cause any such shares to be so registered (i) if in the reasonable good faith opinion of the underwriters for such offering, the inclusion of all such shares by the Selling Stockholder would materially interfere with the marketing of such offering (in which case Issuer shall register as many shares as possible without materially interfering with the marketing of the offering), or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any successor Form. If some but not all the shares of Issuer Common Stock with respect to which Issuer shall have received requests for registration pursuant to this Section 10(b) shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Selling Stockholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Stockholder bears to the total number of shares requested to be registered by all such Selling Stockholders then desiring to have Issuer Common Stock registered for sale.

(c) Conditions to Required Registration. Issuer shall use its reasonable best efforts to cause each registration statement referred to in Section 10(a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective as may be reasonably necessary to effect such sale or other disposition; provided, however, that Issuer may delay any registration of Option Shares required pursuant to Section 10(a) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering of other securities by Issuer then in registration, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to Section 10(a) above:

(i) prior to the earlier of (a) termination of the Merger Agreement pursuant to Article VII thereof and (b) a Purchase Event;

(ii) on more than three occasions;

(iii) within 90 days after the effective date of a registration referred to in Section 10(b) above pursuant to which the Selling Stockholder or Selling Stockholders concerned were afforded the opportunity to register all such shares under the Securities Act and shares were registered to the extent requested;

(iv) unless a request therefor is made to register at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock and other securities issuable upon exercise of the Option) then outstanding; and

(v) after the first date upon which the aggregate number of Option Shares (including shares of Issuer Common Stock and other securities issuable upon exercise of the Option) then outstanding is less than 1% of the aggregate issued and outstanding shares of Issuer Common Stock.

In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement (other than a shelf registration statement referred to in Section 10(a)) after the expiration of three months from the effective date of such registration statement. Issuer shall use its reasonable best efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business. If requested by any such Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements. Upon receiving any request under this Section 10 from any Grantee, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 10, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

(d) Notwithstanding anything else in this Section 10, in lieu of complying with its obligations pursuant to a request made by any Grantee under this Section 10, Issuer may, at its election, repurchase the Option Shares requested to be registered by such Grantee at a purchase price per share equal to the average closing price of such Option Shares during the 10 business days preceding the date on which Issuer gives notice to Grantee of its intention to repurchase such Option Shares (which notice shall be given no later than 15 days after Grantee has given notice to Issuer of its election to exercise its registration rights under Section 10(a) or 10(b)).

(e) Expenses. Except where applicable state law prohibits such payments and except for underwriting discounts or commissions and brokers’ fees, Issuer will pay all expenses (including, without limitation, registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal fees and expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or “cold comfort” letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to Section 10(a) or 10(b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to Section 10(a) or 10(b) above.

(f) Indemnification.

(i) In connection with any registration under Section 10(a) or 10(b) above, Issuer hereby indemnifies the Selling Stockholders, and each underwriter thereof, including each person, if any, who controls such Selling Stockholders or underwriter within the meaning of Section 15 of the Securities Act, and including each director, officer, stockholder, partner, member, employee, representative and agent of any thereof, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each person, if any, who controls Issuer within the meaning of Section 15 of the Securities Act, and each director, officer, stockholder, partner, member, employee, representative and agent of Issuer shall be indemnified by such Selling Stockholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such Selling Stockholders or such underwriter, as the case may be, expressly for such use.

(ii) Promptly upon receipt by a party indemnified under this Section 10(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 10(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this Section 10(e) unless the failure so to notify the indemnified party results in substantial prejudice thereto. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

(iii) If the indemnification provided for in this Section 10(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the Selling Stockholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Stockholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall any Selling Stockholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any Selling Stockholder to indemnify shall be several and not joint with other Selling Stockholders.

(iv) In connection with any registration pursuant to Section 10(a) or 10(b) above, Issuer and each Selling Stockholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this Section 10(e).

(g) Miscellaneous Reporting. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Stockholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation,

Rule 144. Issuer shall at its expense provide the Selling Stockholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of the FINRA or any stock exchange.

(h) Issue Taxes. Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Stockholders harmless, without limitation as to time, against any and all liabilities with respect to all such taxes.

11. Quotation or Listing. If Issuer Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on any securities exchange or securities quotation system, Issuer, upon the request of Grantee, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or any other securities to be acquired upon exercise of the Option on such securities exchange or securities quotation system and will use its reasonable best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

12. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms “Agreement” and “Option” as used herein include any other Stock Option Agreement and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification to protect Issuer from any loss which it may suffer if this Agreement is replaced, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new agreement of like tenor and date.

13. Miscellaneous.

(a) Expenses. Except as otherwise provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including, without limitation, fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

(b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

(c) Entire Agreement; No Third-Party Beneficiaries; Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto (or their respective successors and assigns) (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 13(h)) any rights, remedies, obligations or liabilities hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected impaired or invalidated. If for any reason such court or Governmental Entity determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Section 2 (as may be adjusted herein), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

(d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

(e) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms.

(f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

(g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Grantee may assign this Agreement to a wholly-owned Subsidiary of Grantee (in which event the term “Grantee” as used herein shall be deemed to refer to such Subsidiary). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. For the avoidance of doubt, nothing in this paragraph (h) shall prohibit Issuer from engaging in a transaction contemplated by Section 7(b) in accordance with the provisions of Section 7(b), provided that the terms of this Agreement and the Merger Agreement shall remain applicable with respect to any such transaction.

(i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

(j) Submission to Jurisdiction. Each party hereto irrevocably submits to the jurisdiction of the federal and state courts located in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the federal and state courts located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section shall not constitute a general consent to service of process in the State of Delaware shall have no effect for any purpose except as provided in this Section. Each party hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(k) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court as provided in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

(l) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

FCSTONE GROUP, INC.

By:
Name:	Paul G. Anderson
Title:	Chief Executive Officer

INTERNATIONAL ASSETS HOLDING CORPORATION

By:
Name:	Sean O’Connor
Title:	Chief Executive Officer

EXHIBIT C

GOVERNANCE MATTERS

(a) Parent shall take all necessary action to cause, effective at the Effective Time, the Board of Directors of Parent to consist of 13 members, 7 directors selected by Parent and 6 directors selected by the Company, consisting of the following individuals:

Parent	Company
Diego J. Veitia	Paul G. Anderson
Sean M. O’Connor	Brent Bunte
Scott J. Branch	Jack Friedman
Robert A. Miller, Ph.D.	Daryl Henze
John Radziwill	Bruce Krehbiel
Justin R. Wheeler	Eric Parthemore
John M. Fowler

In the event an individual named above to be a member of the Board of Directors of the Parent at the Effective Time is unable or unwilling to hold the position of director at such time, the party to the Agreement designating such person (as identified above) shall be entitled to designate a substitute individual who is currently on the Board of Director of the Company to be a director at the Effective Time.

(b) Diego J. Veitia shall continue to hold the position of Chairman of the Board for a period ending at the first annual meeting of the Parent’s stockholders after first anniversary of the Effective Time. Parent shall take all necessary action to cause, effective at the Effective Time, Jack Friedman to be elected to hold the position of Vice Chairman of the Board for a period ending at the first annual meeting of the Parent’s stockholders after first anniversary of the Effective Time, at which time such individual shall serve as Chairman of the Board of the Parent.

(c) Sean M. O’Connor shall continue to hold the position of Chief Executive Officer of Parent. Parent shall take all necessary action to cause, effective at the Effective Time, Paul G. Anderson to be elected as President of Parent, Scott J. Branch to be elected as Chief Operating Officer of Parent, and William J. Dunaway to be elected as Chief Financial Officer of Parent.

(d) Parent shall take all necessary action to cause, effective at the Effective Time, the Audit Committee and the Compensation Committee to each consist of five independent members (2 and 3 from the parties, respectively), with at least one Audit Committee Financial Expert on the Audit Committee. The Company may elect on which of the Audit Committee or the Compensation Committee it desires to have a majority and Parent shall have a majority of the other committee.

(e) Parent shall take all necessary action to cause, effective at the Effective Time, the Nominating & Governance Committee to consist of five independent members (2 designated by the Company and 3 designated by Parent).

(f) Parent shall take all necessary action to cause, effective at the Effective Time, non-employee director compensation to be established as follows:

•	Quarterly retainer of $12,500 – total per annum of $50,000.

•	Each director receives an annual grant of restricted stock having a fair value of $25,000 on the date of Parent’s annual meeting of stockholders.

•

Chairman of the audit committee receives $10,000 annual fee; Chairmen of the compensation and nominating committees receive $5,000 annual fee; Chairman of the Board receives $28,000 annual fee and Vice-Chairman of the Board receives $15,000 annual fee.

•

With respect to the seven Company directors leaving service at the Effective Time as a result of the Merger (i.e., those who do not become directors of Parent at the Effective Time), they will be entitled to receive their pro rata compensation for that portion of the year in which they served.

EXHIBIT D

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INTERNATIONAL ASSETS HOLDING CORPORATION

1. The name of the Corporation is International Assets Holding Corporation.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is the Corporation Trust Company.

3. The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. Capital Stock.

(a) Number and Class of Shares Authorized: Par Value. The Corporation is authorized to issue the following shares of capital stock:

(i) Common Stock. The aggregate number of shares of common stock which the Corporation shall have authority to issue is 30,000,000 with a par value of $0.01 per share.

(ii) Preferred Stock: The aggregate number of shares of preferred Stock which the Corporation shall have the authority to issue is 1,000,000 with a par value of $0.01 per share.

(b) Description of Preferred Stock. The terms, preferences, limitations and relative rights of the preferred stock are as follows:

(i) The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation or any amendment hereto, including (but without limiting the generality of the foregoing) the following:

A. The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors;

B. The rate of dividends payable on shares of such series, the time of payment, whether dividends shall be cumulative, the conditions upon which and the date from which such dividends shall be cumulative;

C. Whether shares of such series can be redeemed, the time or times when, and the price or prices at which shares of such series shall be redeemable, the redemption price, terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares;

D. The amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

E. The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for shares of common stock or shares of any other class or series of preferred stock and the terms and conditions of such conversion or exchange; and

F. The rights, if any, of the holders of shares of such series to vote.

(ii) Except in respect of the relative rights and preferences that may be provided by the Board of Directors as hereinbefore provided, all shares of preferred stock shall be of equal rank and shall be identical, and each share of a series shall be identical in all respect with the other shares of the same series.

5. The Corporation is to have perpetual existence.

6. In furtherance and not in limitation of the powers conferred by statute, the Board or Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

7. In furtherance and not in limitation of the powers conferred by statute, elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

8. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

9. Board of Directors.

(a) The number of directors of the Corporation shall be as follows:

(i) The number of directors of the Corporation shall be fixed at thirteen (13) until the first annual meeting of shareholders that occurs after December 31, 2011 (the “2012 Annual Meeting”);

(ii) The number of directors of the Corporation shall be reduced to, and fixed at, eleven (11) commencing as of the 2012 Annual Meeting and continuing until the first annual meeting of shareholders that occurs after December 31, 2012 (the “2013 Annual Meeting”);

(iii) The number of directors of the Corporation shall be reduced to, and fixed at, nine (9) commencing as of the 2013 Annual Meeting, and shall thereafter be fixed from time to time by resolution of the Board of Directors, provided, however that the number of directors fixed by the Board of Directors shall not be less than five (5) or more than twenty-five (25).

(b) Until the 2013 Annual Meeting, the Board of Directors shall be classified, with respect to the time for which they severally hold office, into three classes, designated as Class I, Class II and Class III. The number of directors in each Class shall be as follows:

(i) Until the 2012 Annual Meeting, Class I shall have four (4) members, Class II shall have four (4) members; and Class III shall have five (5) members;

(ii) Commencing as of the 2012 Annual Meeting and continuing until the 2013 Annual Meeting, Class I shall have four (4) members, Class II shall have four (4) members; and Class III shall have three (3) members.

(c) The members of Class I shall initially serve for a term expiring at the first annual shareholders meeting that occurs after December 31, 2009 (the “2010 Annual Meeting”), and shall thereafter serve for a term expiring at the 2013 Annual Meeting.

(d) The members of Class II shall initially serve for a term expiring at the first annual shareholders meeting that occurs after December 31, 2010 (the “2011 Annual Meeting”), and shall thereafter serve for a term expiring at the 2013 Annual Meeting.

(e) The members of Class III shall initially serve for a term expiring at the 2012 Annual Meeting, and shall thereafter serve for a term expiring at the 2013 Annual Meeting.

(f) Commencing as of the 2013 Annual Meeting, the Board of Directors shall no longer be classified, and directors elected at any annual meeting of shareholders shall serve until the next annual meeting of shareholders and until their respective successors shall be duly elected and qualified or until their respective earlier resignation or removal.

(g) Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next annual meeting of stockholders.

10. (a) No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the willful or negligent payment of unlawful dividends or unlawful stock repurchases or redemptions in violation of Section 174 of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

11. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT E

Knowledge of Company

Paul G. Anderson

William J. Dunaway

Eric Bowles

Pete Nessler

EXHIBIT F

KNOWLEDGE OF PARENT

Sean M. O’Connor

Scott J. Branch

Brian T. Sephton